UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Retail Ventures, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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RETAIL VENTURES, INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD
JUNE 13, 2007
AND
PROXY STATEMENT
IMPORTANT
Please complete, sign and date your proxy and promptly return it in the enclosed envelope. No postage is necessary if mailed in the United States.

RETAIL VENTURES, INC.
3241 Westerville Road
Columbus, Ohio 43224
(614) 471-4722
May 18, 2007
To the Shareholders of Retail Ventures, Inc.:
Notice is hereby given that the 2007 Annual Meeting of Shareholders of Retail Ventures, Inc. will be held at The Regency Hotel, 540 Park Ave., New York, New York 10021, on Wednesday, June 13, 2007, at 10:00 a.m. Eastern Daylight Savings Time, for the following purposes, all of which are more completely set forth in the accompanying proxy statement:
1.	To elect nine directors, each for a term of one year and until their successors are duly elected and qualified.

2.	To approve the 2007 Retail Ventures, Inc. Cash Incentive Compensation Plan.

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
Only shareholders of record at the close of business on May 4, 2007, are entitled to notice of and to vote at the Annual Meeting of Shareholders.

By Order of the Board of Directors,

/s/ James A. McGrady

James A. McGrady
Executive Vice President, Chief Financial
Officer, Treasurer and Secretary
YOUR VOTE IS IMPORTANT
You are urged to complete, date, sign and promptly return the enclosed form of proxy in the enclosed envelope to which no postage need be affixed if mailed in the United States. Voting your shares by the enclosed proxy does not affect your right to vote in person in the event you attend the meeting. You are cordially invited to attend the meeting. If you attend, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy.

 i

RETAIL VENTURES, INC.
3241 Westerville Road
Columbus, Ohio 43224
(614) 471-4722
PROXY STATEMENT
The enclosed proxy is being solicited on behalf of the Board of Directors of Retail Ventures, Inc. for use at the Annual Meeting of Shareholders to be held at 10:00 a.m., Eastern Daylight Savings Time, on Wednesday, June 13, 2007, and any postponement or adjournment thereof (the “Annual Meeting”). Unless the context indicates otherwise all references in this proxy statement to “Retail Ventures,” “RVI,” “our” or the “Company” refer to Retail Ventures, Inc. The Notice of Annual Meeting of Shareholders, this proxy statement and the accompanying proxy card, together with the Company’s 2006 Annual Report to Shareholders which includes the Company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2007 (the “2006 fiscal year”), are first being mailed to shareholders on or about May 18, 2007.
Only shareholders of record at the close of business on May 4, 2007 are entitled to notice of and to vote at the Annual Meeting. The total number of outstanding common shares entitled to vote at the Annual Meeting is 47,272,796. Each common share entitles the holder thereof to one vote upon each matter to be voted upon by shareholders at the Annual Meeting.
Without affecting any vote previously taken, shareholder may revoke his or her proxy by giving a written notice of revocation to the Company at Retail Ventures, Inc., 3241 Westerville Road, Columbus, Ohio 43224, Attention James A. McGrady, Secretary. A shareholder may also change his or her vote by executing and returning to the Company a later-dated proxy or by giving notice of revocation in open meeting. Attendance at the Annual Meeting will not by itself revoke a previously granted proxy.
All properly executed proxies received by the Board of Directors will be voted as directed by the shareholder. All properly executed proxies received by the Board of Directors which do not specify how shares should be voted will be voted “FOR” the election as directors of the nominees listed below under the caption “Proposal No. 1: Election of Directors,” “FOR” the approval of the Company’s 2007 Cash Incentive Compensation Plan and in the discretion of the proxies on any other business properly brought before the Annual Meeting.
The presence, in person or by proxy, of a majority of the outstanding common shares is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum. Broker non-votes occur when brokers who hold their customers’ shares in street name sign and submit proxies for such shares and vote such shares on some matters, but not others. This would occur when brokers have not received any instructions from their customers, in which case the brokers, as the holders of record, are permitted to vote on “routine” matters, which includes the election of directors, but not on non-routine matters such as the approval of the Company’s 2007 Cash Incentive Compensation Plan.
Solicitation of proxies may be made by mail, personal interview and telephone by officers, directors and regular employees of the Company, and by the employees of the Company’s transfer agent, National City Bank. In addition, the Company has retained a firm specializing in proxy solicitations, Georgeson Shareholder Communications, Inc., at a cost of approximately $1,500, to assist the Company with its proxy solicitation process. The Company will bear the entire cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of the Company’s common shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Security Ownership of Certain Beneficial Owners
The following table sets forth information as of May 4, 2007 (except as noted below) relating to the beneficial ownership of our common shares by each person known by us to be the beneficial owner of more than 5% of our outstanding common shares. Amount of beneficial ownership for each person is based upon a review of and reliance upon such person’s filings with the Securities and Exchange Commission (the “SEC”). Percent of beneficial ownership for each person is based upon the 47,272,796 common shares, net of treasury, outstanding as of May 4, 2007, plus the number of common shares such person reported that it has the right to acquire within 60 days.

		Amount and
Title of	Name and	nature of beneficial
Class	address of beneficial owner	ownership	Percent of class
(All of these are common shares)	Schottenstein Stores Corporation(1) 1800 Moler Road Columbus, Ohio 43207	29,614,268 (2)	51.3%

	Cerberus Partners, L.P. 299 Park Avenue 22nd Floor New York, New York 10171	3,407,502(3)	6.7%

(1)	Prior to the completion of the Company’s initial public offering on June 18, 1991, the Company was operated as the Department Store Division (the “Division”) of Schottenstein Stores Corporation (“SSC”). On that date, SSC transferred substantially all of the net assets of the Division to the Company in exchange for common shares of the Company. SSC is a closely-held Delaware corporation. SSC’s common stock is beneficially owned by certain of the Company’s directors and other Schottenstein family members, as follows, as of May 4, 2007:

	Shares of
Name of beneficial owner	SSC common stock		Percent of class
Jay L. Schottenstein	299.38139	(a)	78.4%
Geraldine Schottenstein	27.41707	(b)	7.2%
Ari Deshe	27.41707	(c)	7.2%
Jon P. Diamond	27.41707	(d)	7.2%

Total	381.63260		100.0%

(a)	Represents sole voting and investment power over 299.38139 shares held in irrevocable trusts for family members as to which Jay L. Schottenstein is trustee and as to which shares Mr. Schottenstein may be deemed to be the beneficial owner.

(b)	Represents sole voting and investment power over 27.41707 shares held by Geraldine Schottenstein, as trustee of an irrevocable trust for family members, as to which shares Geraldine Schottenstein may be deemed to be the beneficial owner.

(c)	Represents sole voting and investment power over 27.41707 shares held by Ari Deshe, as trustee of irrevocable trusts for family members, as to which shares Mr. Deshe may be deemed to be the beneficial owner.

(d)	Represents sole voting and investment power over 27.41707 shares held by Jon P. Diamond and his wife, Susan Schottenstein Diamond, as trustees of irrevocable trusts for family members, as to which shares Mr. Diamond may be deemed to be the beneficial owner.
(2)	SSC has sole power to vote and dispose of 29,614,268 common shares. Jay L. Schottenstein is a director, Chairman of the Board, President and Chief Executive Officer of SSC and has power to vote and dispose of shares of SSC held by various trusts. Total common shares beneficially owned by SSC are comprised of:
(a)	19,206,766 common shares owned of record and beneficially by SSC; and

(b)	SSC holds: (A) certain conversion warrants which provide SSC the right, from time to time, in whole or in part and subject to certain conditions, to: (i) acquire RVI common shares at $4.50 per share; (ii) acquire, from RVI, DSW Inc., a controlled subsidiary of the Company (“DSW”), Class A Common Shares, no par value (the “DSW Class A Shares”), at $19.00 per share; or (iii) acquire a combination thereof; and (B) certain term warrants which provide SSC the right, from time to time, in whole or in part and subject to certain conditions, to: (i) acquire RVI common shares at $4.50 per share; (ii) acquire, from RVI, DSW Class A Shares at $19.00 per share; or (iii) acquire a combination thereof. SSC has the right to acquire up to 8,333,333 RVI common shares upon full exercise of the conversion warrants, and up to 2,074,169 RVI common shares (subject to adjustment) upon full exercise of the term warrants. Based on information in a Schedule 13D/A filed by SSC on January 18, 2006. For more information about the conversion warrants and the term warrants, see “Certain Relationships and Related Transactions — Debt Agreements and Warrants.”
The 29,614,268 common shares do not include 67,944 common shares held by the Ann and Ari Deshe Foundation and 67,944 common shares held by the Jon and Susan Diamond Family Foundation, each a private charitable foundation. The foundations’ trustees and officers consist of at least one of the following persons: Geraldine Schottenstein, Jon P. Diamond and/or Ari Deshe, in conjunction with other Schottenstein family members.
(3)	As of December 31, 2006, Cerberus Partners, L.P., a Delaware limited partnership (“Cerberus”), held: (A) certain conversion warrants which provide Cerberus the right, from time to time, in whole or in part and subject to certain conditions, to: (i) acquire RVI common shares at $4.50 per share; (ii) acquire, from RVI, DSW Class A Shares, at $19.00 per share; or (iii) acquire a combination thereof; and (B) certain term warrants which provide Cerberus the right, from time to time, in whole or in part and subject to certain conditions, to: (i) acquire RVI common shares at $4.50 per share; (ii) acquire, from RVI, DSW Class A Shares at $19.00 per share; or (iii) acquire a combination thereof. Subject to the limitation described below, Cerberus had the right to acquire up to 1,333,333 RVI common shares upon full exercise of the conversion warrants, and up to 2,074,169 RVI common shares (subject to adjustment) upon full exercise of the term warrants. Each of Cerberus’ conversion warrants and term warrants, however, provides that in no event shall such warrant be exercisable to the extent that the issuance of RVI common shares upon exercise, after taking into account the RVI common shares then owned by Cerberus and its affiliates, would result in the beneficial ownership by Cerberus and its affiliates of more than 9.99% of the RVI common shares outstanding immediately after giving effect to such exercise. Stephen Feinberg possesses sole power to vote and direct the disposition of all securities of Cerberus. Thus, as of December 31, 2006, for the purposes of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Stephen Feinberg was deemed to beneficially own 3,407,502 RVI common shares, or 7.2% of the RVI common shares deemed issued and outstanding as of such date based on information contained in a Schedule 13G/A filed by Stephen Feinberg on February 14, 2007. For additional information about the conversion warrants and the term warrants, see “Certain Relationships and Related Transactions — Debt Agreements and Warrants.”

Security Ownership of Management
The following table sets forth, as of May 4, 2007, information with respect to the Company’s common shares beneficially owned by each director individually, by each of the executive officers named in the Summary Compensation Table set forth on page 34 of this proxy statement and by all directors and executive officers as a group:

		Amount and
Title of		nature of beneficial
Class	Name of beneficial owner	ownership (1)	Percent of class (2)
(All of these are common shares)
	Henry L. Aaron(7)	38,500	*
	Julia A. Davis	16,000	*
	Ari Deshe (3)(5)(7)	24,972	*
	Jon P. Diamond (3)(5)	0	*
	Elizabeth M. Eveillard	40,000	*
	James A. McGrady	251,000	*
	Steven E. Miller	21,600	*
	Jed L. Norden	40,000	*
	Lawrence J. Ring	10,000	*
	Jay L. Schottenstein (3)(4)(6)	247,800	*
	Harvey L. Sonnenberg	45,000	*
	James L. Weisman (7)	41,100	*
	Heywood Wilansky	260,000	*

	All directors and executive officers as a group (13 persons)
	(3)(4)(5)(6)(7)	1,035,972	2.2%

*	Represents less than 1% of the Company’s outstanding common shares, net of treasury shares.

(1)	Except as otherwise noted, the persons named in this table have sole power to vote and dispose of the shares listed.

Includes the following number common shares as to which the named person has the right to acquire beneficial ownership upon the exercise of RVI stock options within 60 days of May 4, 2007: Mr. Aaron, 31,000; Ms. Davis, 16,000; Ms. Eveillard, 22,500; Mr. McGrady, 251,000; Mr. Miller, 21,600; Mr. Ring, 9,000; Mr. Sonnenberg, 27,500; Mr. Weisman, 27,500; Mr. Wilansky, 200,000; and all directors and executive officers as a group, 606,100. Includes 40,000 and 60,000 common shares for Mr. Norden and Mr. Wilansky, respectively, as to which the named person has the right to acquire beneficial ownership upon the exercise of RVI stock appreciation rights (“SARs”) within 60 days of May 4, 2007.

(2)	The percent is based upon the 47,272,796 common shares outstanding, net of treasury shares, plus the number of common shares each person has the right to acquire within 60 days of May 4, 2007.

(3)	Does not include: 19,206,766 common shares owned of record and beneficially by SSC, 8,333,333 common shares issuable to SSC upon full exercise of the conversion warrants, and up to 2,074,169 common shares (subject to adjustment) issuable to SSC upon full exercise by SSC of the term warrants. Jay L. Schottenstein is the Chairman and Chief Executive Officer of SSC. Jay L. Schottenstein, Ari Deshe and Susan Diamond (spouse of Jon P. Diamond) are members of the Board of Directors of SSC. See Notes 1 and 2 to the preceding table and “Certain Relationships and Related Transactions — Debt Agreements and Warrants” for additional information regarding the Company’s relationships with SSC.

(4)	Includes 52,500 common shares owned by Glosser Brothers Acquisition, Inc. (“GBA”). Mr. Schottenstein is Chairman of the Board of Directors, President and a director of GBA and a trustee or co-trustee of family trusts that own 100% of the stock of GBA. Mr. Schottenstein disclaims beneficial ownership of the common shares owned by GBA.

(5)	Does not include 67,944 common shares held by the Ann and Ari Deshe Foundation and 67,944 common shares held by the Jon and Susan Diamond Family Foundation, each a private charitable foundation. The foundations’ trustees and officers consist of at least one of the following persons: Geraldine Schottenstein, Jon P. Diamond and/or Ari Deshe; in conjunction with other Schottenstein family members.

(6)	Includes 30,000 common shares as to which Jay L. Schottenstein shares voting and investment power as trustee of a trust which owns the common shares.

(7)	Includes 7,500 common shares held jointly by Mr. Aaron and his spouse, 10,000 common shares held for the benefit of Mr. Deshe’s minor children, and 500 common shares held by Mr. Weisman’s spouse.
The information with respect to beneficial ownership is based upon information furnished by each director or executive officer and information contained in filings made with the SEC.
PROPOSAL NO. 1: ELECTION OF DIRECTORS
The number of members of the Company’s Board of Directors has been fixed at fourteen by action of the Board of Directors pursuant to the Company’s Amended and Restated Code of Regulations (the “Regulations”). Members of the Board of Directors serve until the annual meeting following their election or until their successors are duly elected and qualified. The Nominating and Corporate Governance Committee has nominated nine persons for election as directors of the Company with their terms to expire in 2008. If each of the nominees is elected, five vacancies will exist on the Board of Directors. Proxies cannot be voted for a greater number of persons than the number of nominees named. The Board believes it is in the best interest of the Company to have vacancies on the Board to provide the Board with flexibility in the event that additional qualified director candidates are identified.
Set forth below is certain information relating to the nominees for election as directors:

		Directors and Their Positions with the Company/	Director
Name	Age	Principal Occupations / Business Experience	Since
Jay L. Schottenstein	52	Chairman of the Company, American Eagle Outfitters, Inc., a retail chain, and SSC since March 1992 and Chief Executive Officer of the Company from April 1991 to July 1997 and from July 1999 to December 2000. Since March 2005, Mr. Schottenstein also serves as Chairman and Chief Executive Officer of DSW. Mr. Schottenstein served as Vice Chairman of SSC from 1986 until March 1992 and as a director of SSC since 1982. He served as President of the Furniture Division of SSC from 1985 through June 1993 and in various other executive capacities since 1976. Mr. Schottenstein is also a director of American Eagle Outfitters, Inc. and DSW.	1991

Henry L. Aaron*	73	Mr. Aaron presently serves as Senior Vice President of the Atlanta National League Baseball Club, Inc., a professional sports organization, as Chairman of 755 Restaurant Corp., a quick service restaurant company, and as a director of Medallion Financial Corp., a specialty finance company, along with a number of other private business interests.	2000

		Directors and Their Positions with the Company/	Director
Name	Age	Principal Occupations / Business Experience	Since
Ari Deshe	56	Chairman and Chief Executive Officer of Safe Auto Insurance Company, a property and casualty insurance company since 1996 and President and Chief Executive Officer from 1993 to 1996. Prior to that, Mr. Deshe served as President of Safe Auto Insurance Agency from 1992 to 1993 and President of Employee Benefit Systems, Inc. from 1982 to 1992.	1997

Jon P. Diamond	49	Vice Chairman since November 2004, President and Chief Operating Officer since 1996 and Executive Vice President and Chief Operating Officer from 1993 to 1996 of Safe Auto Insurance Company. Mr. Diamond served as Vice President of SSC from March 1987 to March 1993 and served SSC in various management positions since 1983. Mr. Diamond is also a director of American Eagle Outfitters, Inc.	1991

Elizabeth M. Eveillard*	60	Ms. Eveillard is an independent consultant since 2003. Ms. Eveillard served as Senior Managing Director and a Consultant, Retailing and Apparel Group, of Bear, Stearns & Co., Inc., an investment banking company, from 2000 until 2003. Prior to that time, Ms. Eveillard served as the Managing Director, Head of Retailing Industry Group, of PaineWebber Inc. from 1988 to 2000. From 1972 to 1988, Ms. Eveillard held various executive positions including Managing Director in the Merchandising Group with Lehman Brothers. Ms. Eveillard is also a director of Tween Brands, Inc. and Birks & Mayors, Inc.	2001

Lawrence J. Ring*	58	Chancellor Professor of Business Administration and (2004) EMBA Alumni Distinguished Professor of Executive Education, The Mason School of Business, The College of William and Mary (“W&M”) since 2001. In addition, Mr. Ring has also been an Adjunct Professor of Business Administration, The School of Executive Education, Babson College since 2000. From 1997 to 2002, Mr. Ring served as Faculty Coordinator of Executive Programs at W&M. From 1991 to 2000, he served as Professor of Business Administration at W&M, and from 1994 to 2002, he served as Adjunct Assistant Professor, Department of Family and Community Medicine, Eastern Virginia Medical School. Professor Ring is also a member of the Board of Directors of C. Lloyd Johnson Company, Inc., Norfolk, Virginia; Mr. Price Group, Ltd., Durban, South Africa; and the Williamsburg Landing Corporation. He is also a member of the International Advisory Board of Angus and Coote Jewelers, Sydney, Australia.	2005

Harvey L. Sonnenberg*	65	Senior Partner and CPA in the consulting firm Weiser LLP since November 1994. Mr. Sonnenberg is active in a number of professional organizations including the American Institute of CPA’s and the New York State Society of CPA’s and has long been involved in rendering professional services to the retail and apparel industry. Mr. Sonnenberg is also a director of DSW.	2001

		Directors and Their Positions with the Company/	Director
Name	Age	Principal Occupations / Business Experience	Since
James L. Weisman*	68	President and a member of Weisman Goldman Bowen & Gross, LLP, a Pittsburgh, Pennsylvania law firm. Mr. Weisman has extensive legal experience in working with retail clients. His primary areas of practice have been in business transactions and overseeing, directing and participating in civil litigation.	2001

Heywood Wilansky	59	President and Chief Executive Officer of the Company since November 2004. Prior to joining the Company, he served as President and Chief Executive Officer of Filene’s Basement, Inc., a retailer and subsidiary of the Company (“Filene’s Basement”), from February 2003 to November 2004. Mr. Wilansky was a Professor, Global Retail Management, University of Maryland Business School from August 2002 to February 2003. From August 2000 to January 2003, he was President and Chief Executive Officer of Strategic Management Resources, LLC a consulting firm. From August 1995 to July 2000, he was President and Chief Executive Officer of Bon Ton Stores. Mr. Wilansky is also a director of Bertucci’s Corporation and DSW.	2005

*	Independent Directors under New York Stock Exchange (“NYSE”) listing standards.
Unless otherwise directed, the persons named as proxies in the accompanying proxy card will vote the proxies “FOR” the election of the above-named nominees as directors of the Company, each to serve for a term of one year and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal. While it is contemplated that all nominees will stand for election, in the event any person nominated fails to stand for election, the proxies will be voted for such other person or persons as may be designated by the directors. Management has no reason to believe that any of the above-mentioned persons will not stand for election or serve as a director if elected.
Under Ohio law and the Company’s Regulations, the nominees receiving the greatest number of votes “FOR” their election will be elected as directors. Shares as to which the authority to vote is withheld and broker non-votes are not counted toward the election of directors or toward the election of the individual nominees specified on the proxy.
Your Board of Directors unanimously recommends a vote “FOR” each of the director nominees named above.
OTHER DIRECTOR INFORMATION, COMMITTEES OF DIRECTORS AND CORPORATE GOVERNANCE INFORMATION
General
A total of seven meetings of the Board of Directors of the Company was held during the 2006 fiscal year and the Board took action by unanimous written consent 5 times during fiscal 2006. Other than Mr. Aaron, all directors attended more than 75 percent of the aggregate of (i) the total number of meetings held by the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which that director served during the period each served as a director or as a committee member.
There are no family relationships among our directors and executive officers except that Messrs. Deshe and Diamond are each married to a sister of Mr. Schottenstein.

The Company’s Corporate Governance Principles provide that all incumbent directors and director nominees are encouraged to attend the annual meeting of shareholders. Messrs. Schottenstein, Deshe, Diamond, Sonnenberg, Weisman and Wilansky attended the annual meeting of shareholders in 2006.
Corporate Governance Principles
In March 2004, the Board of Directors adopted Corporate Governance Principles that address Board structure, membership (including nominee qualifications), performance, operations and management oversight. A copy of the Corporate Governance Principles can be found at the Company’s corporate and investor website at www.retailventuresinc.com and is available in print (without charge) to any shareholder upon request.
In accordance with the Company’s Corporate Governance Guidelines and applicable NYSE listing standards, the Company’s non-management directors meet in regularly scheduled executive sessions (without management present). The non-management directors of the Company alternate as the chair of such executive sessions in alphabetical order by last name. The Company’s independent directors meet in executive session as appropriate matters for their consideration arise but, in any event, at least once a year.
Director Independence
Our director independence standards are set forth in our Corporate Governance Principles, a copy of which can be found at our corporate and investor website at www.retailventuresinc.com. The Corporate Governance Principles provide that it is a policy of the Board of Directors that a majority of the directors should be persons who have been affirmatively determined by the Board to be independent. A director will be designated as independent if he or she (i) has no material relationship with us or our subsidiaries; (ii) satisfies the other independence criteria specified by applicable NYSE listing standards; (iii) has no business conflict with us or our subsidiaries; and (iv) otherwise meets applicable independence criteria specified by law, regulation, exchange requirement or the Board of Directors. During its review of director independence for fiscal 2006, the Board considered whether there were any transactions or relationships between the Company and any director or any member of his or her immediate family (or any entity of which a director or an immediate family member is an executive officer, general partner or significant equity holder). As a result of this review, the Board of Directors has affirmatively determined that the following persons are independent under our director independence standards:
Henry L. Aaron
Elizabeth M. Eveillard
Lawrence J. Ring
Harvey L. Sonnenberg
James L. Weisman
The Board of Directors has a Nominating and Corporate Governance Committee, a Compensation Committee, an Audit Committee (each of which is comprised solely of independent directors), a Community Affairs Committee and a Strategic Planning and Enterprise Risk Assessment Committee.
Nominating and Corporate Governance Committee
The members of the Nominating and Corporate Governance Committee are Messrs. Weisman (Chair), Aaron and Sonnenberg and Ms. Eveillard, each of whom is independent in accordance with the applicable SEC rules and listing standards of NYSE. In March 2004, the Nominating and Corporate Governance Committee recommended, and the Board of Directors approved, a Nominating and Corporate Governance Committee Charter, which was amended and restated by the Board in

September 2006. A current copy of the Nominating and Corporate Governance Committee Charter can be found on the Company’s corporate and investor website at www.retailventuresinc.com and is available in print (without charge) to any shareholder upon request.
The Nominating and Corporate Governance Committee met seven times during the 2006 fiscal year and took action by unanimous written consent once during fiscal 2006. Its functions include assisting the Board in determining the desired qualifications of directors, identifying potential individuals meeting those qualification criteria, recommending to the Board a slate of nominees for election by the shareholders and reviewing candidates nominated by shareholders. In addition, the Nominating and Corporate Governance Committee develops and reviews the Corporate Governance Principles, makes recommendations to the Board of Directors with respect to other corporate governance principles applicable to the Company, oversees the annual evaluation of the Board and committees of the Board, and reviews management and Board succession plans.
The Nominating and Corporate Governance Committee meets to discuss, among other things, identification and evaluation of potential candidates for nomination as a director. Although there are no specific minimum qualifications that a director candidate must possess, potential candidates are identified and evaluated according to the qualification criteria set forth in the Board’s Corporate Governance Principles, which includes, among other attributes, such candidate’s independence, character, diversity, age, skills and experience. In identifying potential candidates for Board membership, the Nominating and Corporate Governance Committee considers recommendations from the Board of Directors, shareholders and management. Pursuant to its written Charter, the Nominating and Corporate Governance Committee has the authority to retain consultants and search firms to assist in the process of identifying director candidates. No such consultants or search firms were retained during the 2006 fiscal year.
The Nominating and Corporate Governance Committee will consider nominees recommended by shareholders for the 2008 annual meeting of shareholders, provided that the names of such nominees are submitted in writing, not later than January 19, 2008, to the Company (Attn: James L. Weisman). Each such submission must include: (a) as to the nominee, (i) name, age, business address and residence address; (ii) principal occupation or employment; (iii) the class and number of common shares of the Company beneficially owned; and (iv) any other information relating to the nominee that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Exchange Act; and (b) as to the shareholder recommending the nominee, (i) name and record address; and (ii) the class and number of shares of the Company beneficially owned. Such recommendation shall be accompanied by a consent signed by the nominee evidencing a willingness to serve as a director, if nominated and elected, and a commitment by the nominee to meet personally with the Nominating and Corporate Governance Committee members.
Other than the submission requirements set forth above, there are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates a nominee for director based on whether the nominee is recommended by a shareholder.
Mr. Wilansky, President and Chief Executive Officer of the Company, was appointed to the Board of Directors pursuant to his employment agreement with the Company.
Compensation Committee
The members of the Compensation Committee are Ms. Eveillard (Chair) and Messrs. Aaron, Sonnenberg, Ring and Weisman. Each member of the Compensation Committee is (1) an “independent director” as defined by Section 303A.00 of the NYSE listed company manual, (2) a “non-employee director” as defined by Rule 16b-3 under the Exchange Act and (3) an “outside director” as defined by Section 162(m) of the Internal Revenue Code of 1986, as amended.

In March 2004, the Compensation Committee recommended, and the Board of Directors approved, a Compensation Committee Charter, which was amended and restated by the Board in September 2006. A current copy of the Compensation Committee Charter can be found on the Company’s corporate and investor website at www.retailventuresinc.com and is available in print (without charge) to any shareholder upon request.
The Compensation Committee met eight times during the 2006 fiscal year. The Compensation Committee’s functions include: (i) reviewing and approving on an annual basis the corporate goals and objectives with respect to compensation for the Chief Executive Officer; (ii) evaluating the Chief Executive Officer’s performance and, based upon these evaluations, setting the Chief Executive Officer’s annual compensation; (iii) reviewing the performance and approving the evaluation process and compensation structure of the Company’s other executive officers; (iv) making recommendations to the Board with respect to the Company’s incentive compensation, retirement and other benefit plans; (v) making administrative and compensations decisions under such plans; and (vi) recommending to the Board of Directors the compensation for non-employee Board members.
Compensation Committee Interlocks and Insider Participation
With respect to the 2006 fiscal year, there were no interlocking relationships between any executive officer of the Company and any entity whose directors or executive officers served on the Board of Directors or the Compensation Committee.
Audit Committee
The Company has a standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The members of the Audit Committee are Messrs. Sonnenberg (Chair), Ring and Weisman and Ms. Eveillard. The Board of Directors has determined that each of the members is independent and is financially literate in accordance with the applicable SEC rules and listing standards of NYSE. The Board has also determined that the Audit Committee’s Chair, Harvey L. Sonnenberg, qualifies as an audit committee financial expert as such term is defined by the SEC under Item 407(d) of Regulation S-K.
In March 2004, the Audit Committee recommended, and the Board of Directors approved, an Audit Committee Charter, which was amended and restated by the Board in November 2006. A current copy of the Audit Committee Charter can be found on the Company’s corporate and investor website at www.retailventuresinc.com and is available in print (without charge) to any shareholder upon request.
The Audit Committee met fifteen times during the 2006 fiscal year. Its functions include: (i) providing assistance to the Board of Directors in fulfilling its oversight responsibility relating to the Company’s financial statements and the financial reporting process; (ii) assuring compliance with legal and regulatory requirements; (iii) reviewing the qualifications and independence of the Company’s independent public accountants; (iv) oversight of the Company’s system of internal controls; (v) oversight over the internal audit function; (vi) reviewing the Company’s code of ethics; (vii) retaining and, if appropriate, replacing the independent public accountants; (viii) approving related party transactions; and (ix) approving audit and non-audit services to be performed by the independent public accountants.
No member of the Audit Committee is currently serving on the audit committees of more than three public companies.

Community Affairs Committee
The Board of Directors formed the Community Affairs Committee in December 2003 to advise management on community affairs and public relations matters. The members of the Community Affairs Committee are Messrs. Aaron (Chair), Sonnenberg, Ring, Diamond and Weisman. The Community Affairs Committee met once during the 2006 fiscal year.
Strategic Planning and Enterprise Risk Assessment Committee
The Board of Directors formed the Strategic Planning and Enterprise Risk Assessment Committee (the “Strategic Committee”) in December 2006 to assist the Board of Directors in its long-range financial, strategic planning and enterprise risk assessment efforts. The members of the Strategic Committee are Messrs. Ring (Chair), Schottenstein and Wilansky. The Strategic Committee met three times during the 2006 fiscal year.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors and executive officers and persons who are beneficial owners of more than ten percent of the Company’s common shares to file reports of ownership and changes of ownership with the SEC and NYSE. The Company assists its directors and executive officers in completing and filing those reports. Based solely on a review of copies of those reports furnished to the Company and representations of the Company’s directors and officers, the Company believes that all filing requirements applicable to our directors, executive officers and greater than ten percent beneficial owners were complied with during the last completed fiscal year.
Code of Ethics and Corporate Governance Information
The Company has adopted a code of ethics that applies to all of its directors, officers and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and an additional code of ethics that applies to its senior financial officers. These codes of ethics, designated by the Company as the “Code of Conduct” and the “Code of Ethics for Senior Financial Officers,” respectively, can be found on the Company’s investor website at www.retailventuresinc.com and are available in print (without charge) to any shareholder upon request. The Company intends to disclose any amendment to, or waiver from, any applicable provision of the Code of Conduct or Code of Ethics for Senior Financial Officers (if such amendment or waiver relates to elements listed under Item 406(b) of Regulation S-K and applies to the Company’s directors, principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions) by posting such information on the Company’s corporate and investor website at www.retailventuresinc.com.

PROPOSAL NO. 2: APPROVAL OF RETAIL VENTURES, INC. 2007 CASH INCENTIVE COMPENSATION PLAN
General. On March 28, 2007, the Board of Directors approved, subject to shareholder approval, the adoption of the Retail Ventures, Inc. 2007 Cash Incentive Compensation Plan (the “2007 Cash Plan). If approved by the shareholders, the 2007 Cash Plan will replace the Company’s 2003 Cash Incentive Plan effective as of the beginning of the Company’s 2008 fiscal year. The 2007 Cash Plan provides for the award of cash bonuses to participants if specified performance criteria are satisfied. Set forth below is a brief summary of the material features of the 2007 Cash Plan, which summary is qualified in its entirety by reference to the full text of the 2007 Cash Plan, a copy of which is included herewith as Appendix A and made a part hereof.
Purpose. The purpose of the 2007 Cash Plan is to foster and promote the financial success of the Company and to increase shareholder value by providing eligible executive officers and other employees who are not executive officers an opportunity to earn incentive compensation if specified objectives are satisfied and by enabling the Company to achieve success by attracting and retaining talented and outstanding executive officers and employees.
Section 162(m). The 2007 Cash Plan is designed to permit us to deliver performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), which generally limits the deduction that we may take for compensation paid in excess of $1,000,000 to certain of our executive officers in any one calendar year. Compensation that is “qualified performance-based compensation” within the meaning of Code Section 162(m) will not be subject to this limitation if it is based on one or more of the performance criteria listed in the 2007 Cash Plan and otherwise satisfies the requirements of Code Section 162(m).
Administration. The 2007 Cash Plan will be administered by the Compensation Committee of the Board of Directors. Consistent with the objectives of the 2007 Cash Plan, the Compensation Committee has complete discretion to make all decisions necessary or advisable for the administration and interpretation of the 2007 Cash Plan. Under the terms of the 2007 Cash Plan, the Compensation Committee is authorized to: (1) designate participants, including executive officers and employees who are not executive officers, who may earn additional cash compensation under the 2007 Cash Plan; (2) identify business-related performance goals that must be met over a performance period specified by the Compensation Committee as a condition of the payment of the incentive compensation; and (3) specify the amount of the cash bonus to be paid if those performance goals are met. The Compensation Committee may establish different terms and conditions for each award granted under the 2007 Cash Plan.
Eligibility. The 2007 Cash Plan authorizes the Compensation Committee to grant awards subject to the satisfaction of performance criteria to both executive officers and other employees of the Company or certain related entities. However, Code Section 162(m) only applies to the Chief Executive Officer of the Company as well as the four other most highly compensated executive officers of the Company.
Award Agreement. At the time an award is made under the 2007 Cash Plan, the Compensation Committee will prepare and deliver an award agreement to each affected participant. The award agreement will describe the award and when and how it may be earned and, to the extent different from the terms of the 2007 Cash Plan, will describe any conditions that must be met before the award may be earned, including performance criteria, and any other applicable terms and conditions affecting the award. By accepting an award, each participant agrees to be bound by the terms of the award agreement and the 2007 Cash Plan and to comply with other conditions imposed by the Compensation Committee.

Performance Criteria. The performance goals that executive officers must achieve to earn a cash bonus are derived from one or more of the performance criteria listed in the 2007 Cash Plan (or a combination thereof), which include:
•	Net earnings or net income (before or after taxes);

•	Earnings per share;

•	Net sales or revenue growth;

•	Net operating profit;

•	Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales or revenue);

•	Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity and cash flow return on investment);

•	Earnings before or after taxes, interest, depreciation and/or amortization;

•	Gross or operating margins;

•	Productivity ratios;

•	Share price (including, but not limited to, growth measures and total shareholder return);

•	Expense targets;

•	Margins;

•	Operating efficiency;

•	Market share;

•	Customer satisfaction;

•	Working capital targets; and

•	Economic value added (net operating profit after tax minus the sum of capital multiplied by the cost of capital).
Employees who are not executive officers also may earn a cash bonus under the 2007 Cash Plan, although their performance goals may be based on criteria not listed in the 2007 Cash Plan. Different performance criteria may be applied to individual participants or to groups of participants and, as specified by the Compensation Committee, may be based on the results achieved (1) separately by the Company or any related entity, (2) any combination of the Company and related entities or (3) any combination of segments, products or divisions of the Company and related entities.
The Compensation Committee must establish performance criteria in an award agreement as soon as administratively practicable but, in the case of executive officers, no later than the earlier of 90 days after the beginning of the performance period or the expiration of 25% of the performance period. The Compensation Committee will make appropriate adjustments to the performance criteria to reflect any stock dividend, stock split, recapitalization, merger, consolidation, combination, spin-off, distribution of assets, exchange of shares or similar corporate change. Additionally, the Compensation Committee may make appropriate adjustments to performance criteria to reflect a substantive change in a participant’s job description or assigned duties and responsibilities.
Distributions. At the end of each performance period, the Compensation Committee will ascertain whether each participant has met applicable performance goals and certify those results to our Board of Directors along with a statement of the amount of any cash bonus earned. If a participant has not met applicable performance goals, he or she will not receive a cash bonus under the 2007 Cash Plan for that performance period. If a participant has met applicable performance goals, the Company will pay the stipulated cash bonus in a single lump sum payment as soon as administratively practicable after the performance period ends. The Company will withhold from the award or from other amounts owed to the participant an amount sufficient to satisfy federal, state and local withholding tax requirements.
Termination of Employment. Unless otherwise provided in the award agreement, a participant who terminates employment for any reason other than death or disability before the end of the performance period will forfeit any right to receive a bonus during that performance period. However, unless otherwise provided in the award agreement, a participant who terminates employment because of death or disability (as defined in the 2007 Cash Plan) will receive a prorated bonus under the 2007 Cash Plan, but only if applicable performance goals are achieved at the end of that performance period. The amount paid in these circumstances is the product of (a) the bonus the deceased or disabled participant would have received at the end of the performance period, multiplied by (b) the quotient of (i) the number of days between the beginning of the performance period and the date employment terminated, divided by (ii) the total number of days included in the performance period.
Amendment and Termination. The Compensation Committee or the Board of Directors may terminate, suspend or amend the 2007 Cash Plan at any time without shareholder approval except to the extent that shareholder approval is required by applicable law or listing requirements. No amendment may affect any rights of a participant under an outstanding award without the consent of the participant. However, the Compensation Committee or the Board of Directors may amend the 2007 Cash Plan without any additional consideration to the affected participants to the extent necessary to avoid penalties under Code Section 409A, even if those amendments reduce, restrict or eliminate rights granted to the participant before those amendments.
Transferability. Awards granted under the 2007 Cash Plan may not be transferred except by will or the laws of descent or distribution. The 2007 Cash Plan does, however, permit a participant to designate one or more beneficiaries to whom the Company will pay any amount under the 2007 Cash Plan upon the death of the participant. If a participant has not made an effective beneficiary designation, the deceased participant’s beneficiary will be his or her surviving spouse or, if none, the deceased participant’s estate.
Plan Benefits. The maximum annual bonus that any participant may earn under the 2007 Cash Plan is $5,000,000. The exact amount of the benefits or amounts, if any, that will be allocated to or received by the eligible executive officers and employees is dependent upon future performance of the Company and, accordingly, cannot be determined at this time. The annual cash bonuses paid to the Company’s executive officers under the 2003 Cash Incentive Plan with respect to the Company’s 2006 fiscal year are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 34 of this proxy statement.

Recommendation and Vote.
THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO APPROVE THE RETAIL VENTURES, INC. 2007 CASH INCENTIVE COMPENSATION PLAN.
The affirmative vote of the holders of a majority of the common shares entitled to vote and present, in person or by properly executed proxy, at the Annual Meeting is required to approve the adoption of the 2007 Cash Plan. Abstentions will have the same effect as a vote “AGAINST” the proposal to approve the 2007 Cash Plan.
AUDIT AND OTHER SERVICE FEES
The Audit Committee has adopted a policy under which audit and non-audit services to be rendered by the Company’s independent registered public accountants are pre-approved. The Audit Committee’s Pre-Approval Policy (the “Pre-Approval Policy”) can be found on the Company’s corporate and investor website at www.retailventuresinc.com. The Pre-Approval Policy is designed to assure that the provision of such services does not impair the independence of the Company’s independent registered public accounting firm and is summarized below.
•	Delegation - The Audit Committee may delegate pre-approval authority to one or more of its independent members provided that the members to whom such authority is delegated report any pre-approval decisions to the Audit Committee at its next meeting. The Audit Committee has not delegated to management its responsibilities to pre-approve services performed by the independent registered public accounting firm.

•	Audit Services - Annual audit, review and attestation engagement terms, conditions and fees are subject to the specific pre-approval of the Audit Committee. Any changes in the terms, conditions or fees resulting from changes in the scope of audit and audit-related services require the Audit Committee’s approval.

•	Tax Services - The Audit Committee believes that our independent registered public accounting firm can provide tax services to us such as tax compliance and certain tax advice without impairing its independence. In no event, however, will the independent registered public accounting firm be retained in connection with a transaction initially recommended by the independent registered public accounting firm, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations or similar regulations of other applicable jurisdictions.

•	Other Services - Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee.

•	Fees - Pre-approved fee levels for all services to be provided by the independent registered public accounting firm will be established periodically by the Audit Committee. Any proposed services exceeding these levels will require specific pre-approval of the Audit Committee. Each year the independent registered public accounting firm will provide the Audit Committee with an estimate of the fees for its anticipated services. Each quarter, the independent registered public accounting firm will provide the Audit Committee with a report of the audit, audit-related, tax and other services provided together with the actual fees incurred. Any changes to the estimate of services and fees will be discussed quarterly by the Audit Committee and, if necessary, revised.

No services were provided by the independent public accounting firm during the 2006 fiscal year that were approved by the Audit Committee under SEC Regulation S-X Section 2-01(c)(7)(i)(C) (which addresses certain services considered de minimus which may be approved by the Audit Committee after such services have been performed).
The following table sets forth the aggregate fees for professional services rendered by Deloitte & Touche LLP for each of the last two fiscal years of the Company.

	2006	2005
Audit fees (1)	$2,053,255	$1,566,687
Audit-related fees (2)	383,062	368,658
Tax fees	—	—
All other fees	—	—

Total	$2,436,317	$1,935,345

(1)	Includes services rendered for the audit of the Company’s annual financial statements, review of financial statements included in the Company’s quarterly reports on Form 10-Q, assessment of internal controls in the Company’s annual report on Form 10-K and other audit services normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements.

(2)	Includes assurance and related services reasonably related to the performance of the audit or review of the Company’s financial statements not reported as “audit fees.” During fiscal 2006, audit-related fees include audits performed related to the issuance of Premium Income Exchangeable Securities, or PIES. During fiscal 2005, audit-related fees include benefit plan audits and audits of DSW in relation to its then-contemplated IPO.
AUDIT COMMITTEE REPORT
The members of our Audit Committee are Messrs. Sonnenberg (Chair), Ring, Weisman and Ms. Eveillard. The Board of Directors has determined that each member is independent and financially literate in accordance with the applicable SEC rules and listing standards of the NYSE. The Board of Directors has also determined that our Audit Committee’s Chair, Harvey L. Sonnenberg, qualifies as an audit committee financial expert as such term is defined by the SEC under Item 407(d) of Regulation S-K. Although our Board of Directors has determined that Mr. Sonnenberg is a financial expert as defined under SEC rules, his responsibilities are the same as those of the other Audit Committee members.
The Audit Committee operates under a written charter, which is available on the Company’s corporate and investor website at www.retailventuresinc.com and is available in print (without charge) to any shareholder upon request. Under the charter, the Audit Committee’s responsibilities include, among other items:
•	Review of the Company’s annual financial statements to be included in its Annual Report on Form 10-K and recommend to the Board of Directors whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K;

•	Review of the Company’s quarterly financial statements to be included in its Quarterly Reports on Form 10-Q;

•	Oversight of the Company’s relationship with its independent auditors, including:
•	Appointment, compensation, retention, termination and oversight of the work of the independent auditors; and

•	Pre-approval of all auditing services and permitted non-audit services by the independent auditors;
•	Oversight of the Company’s internal controls;

•	Oversight of the review and response to complaints made to the Company regarding accounting, internal accounting controls and auditing matters.

•	Oversight of the Company’s internal audit function; and

•	Review and approval of related party transactions.
The Company’s management is responsible for the Company’s internal controls and preparing its consolidated financial statements. The Company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of the consolidated financial statements and issuing a report thereon. Its audit is performed in accordance with the standards of the Public Company Accounting Oversight Board. The Audit Committee is responsible for overseeing the conduct of these activities. In performing its oversight function, the Audit Committee relies, without independent verification, on the information provided to it and on representations made by the Company’s management and its independent registered public accounting firm.
In conducting its oversight function, the Audit Committee discusses with the Company’s internal auditors and independent registered public accounting firm, with and without management present, the overall scope and plans for their respective audits. The Audit Committee also reviews the Company’s programs and key initiatives to design, implement and maintain effective internal controls over financial reporting and disclosure controls.
The Audit Committee has the sole discretion, in its areas of responsibility and at the Company’s expense, to engage independent advisors as it deems appropriate and to approve the fees and retention terms of such advisors.
The Audit Committee meets with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their respective audits, the evaluations of the Company’s internal controls and the overall quality of its financial reporting. The Audit Committee has reviewed and discussed with management and Deloitte & Touche LLP the audited financial statements for the fiscal year ended February 3, 2007. The Audit Committee also reviewed and discussed with Deloitte & Touche LLP its report on the Company’s annual financial statements.
The Audit Committee discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees). In addition, the Audit Committee discussed with Deloitte & Touche LLP its independence from management, and the Audit Committee has received from Deloitte & Touche LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

Based on its review of the audited consolidated financial statements and the discussions with management and Deloitte & Touche LLP referred to above, the Audit Committee recommended to the Board of Directors the inclusion of the audited financial statements for the fiscal year ended February 3, 2007 in the Company’s Annual Report on Form 10-K for filing with the SEC.

Respectfully submitted,

Audit Committee
Harvey L. Sonnenberg, Chair
Elizabeth M. Eveillard
Lawrence J. Ring
James L. Weisman
COMPENSATION DISCUSSION AND ANALYSIS
Overview of the Compensation Committee of the Board
The Compensation Committee of Retail Ventures (in this section the “Committee”) is comprised of five independent non-employee directors. The Committee sets the principles and strategies that serve to guide the design of the compensation programs of our named executive officers (“NEOs”). The Committee annually evaluates the performance of the CEO and the other NEOs. Taking their performance evaluations into consideration and other factors as set forth below, the Committee then approves their compensation levels, including equity-based awards. The Committee has appointed independent compensation consultants to assist it with its responsibilities. The compensation consultants report directly to the Committee. The Committee is regularly provided briefing materials proposed by management and the independent consultants. The Committee periodically meets in executive session with its independent consultants with and without members of management present, and reports to the Board of Directors on its actions.
During fiscal year 2006 and in fiscal 2007 thus far, the Committee:
•	Approved performance targets for NEOs for fiscal year 2006 based on the achievement of specific performance goals, which were focused on the earnings of Value City Department Stores and Filene’s Basement before interest and taxes (“EBIT”). For these purposes EBIT is calculated as net income or loss, excluding the DSW segment, before interest expense, income tax and the change in fair value of derivatives.

•	Ensured that a significant portion of the total compensation package for the CEO and the other NEOs are performance-based and that compensation opportunities are designed to create incentives for above-target performance and disincentives for below-target performance.

•	Reviewed and addressed key executive talent to address the difficult turnaround status and other critical issues faced at the Value City Department Stores, a subsidiary of RVI.

•	Reviewed overall corporate performance and compensation levels for NEOs against a peer group survey of appropriately-sized retail companies and against surveys of somewhat larger retail companies.

•	Evaluated the status of prior equity or equity-related awards to NEOs.

•	Approved annual awards to NEOs for performance achieved during fiscal year 2006 relative to the pre-approved targets. In determining the annual awards, the Committee considered the objective data of Retail Ventures’ financial performance, including sales volume, operating profit and cash flow, resulting in a final EBIT performance number to be evaluated against the EBIT target for the year. The Committee also considered other significant achievements and contributions in determining whether to make discretionary awards.

•	Approved performance targets for NEOs for fiscal 2007 based on achievement of specific performance goals, which are based on EBIT, cash flow and net income.

•	Approved all RVI equity awards made to any Company employee.

•	Reviewed the allocation between long-term and current compensation.

•	Reviewed the allocation between cash and non-cash compensation and among different forms of non-cash compensation.

•	Reviewed long-term compensation and the basis for allocating compensation to each different form of award.

•	Undertook all other matters required on an annual basis under the Committee Charter.
Philosophy and Broad Objectives of the Executive Compensation Programs
Our compensation programs are intended to focus our NEOs on Retail Ventures’ critical goals that translate into long-term shareholder value. The Committee evaluates the Company’s plans and programs against current and emerging competitive practices, legal and regulatory developments and corporate governance trends. The Committee places emphasis on programs that are incentive-based and competitive in the marketplace and ensures that there is a significant weighting of Company performance when determining total compensation. Simply put, the Company’s executive compensation program is based on the following principles:
•	Pay competitively;

•	Pay for performance; and

•	Design compensation programs that support the Company’s businesses with emphasis on critical short-term objectives and retention as well as incentives for establishing long-term shareholder value.
The Committee believes that compensation plays a vital role in achieving short and long-term business objectives that ultimately drive long-term business success. Our compensation practices are intended to attract, motivate, incentivize and retain exceptional business leaders with demonstrated performance, leadership and capabilities to deliver innovative initiatives while concurrently meeting aggressive near and long-term business objectives.
Design of the NEO Compensation Program
The specific objectives of the NEO Compensation Program
The near-term objectives of the Company include expanding the Filene’s Basement business and continuing the turnaround of declining sales and profits for the Value City Department Stores business, and to continue to provide appropriate quality services to all supported businesses, including our growth-oriented controlled subsidiary, DSW. The Committee recognizes that this environment requires a special set of skills and aptitude and more focus than usual on near-term tactics and actions. The annual cash incentive compensation is thus focused on the annual EBIT goals of the Value City Department Stores and Filene’s Basement businesses, which are designed to achieve improvements in comparable store sales, total sales and reduced operating expenses. The long term objectives of equity and equity-related awards are to align the incentives awarded to the NEOs with long-term shareholder value. This business environment also requires special focus on retention of NEOs, as there are no guaranteed results in a turnaround situation.
The Chairman of the Board is an NEO and since 1991 has provided to the Company oversight, strategic planning and other business services on a regular basis. For these services, the Chairman has received the same nominal base salary each year, including in fiscal 2006. He also received a base salary and equity awards for his services performed this year as the Chief Executive Officer of DSW, as approved by the Compensation Committee and Board of Directors of DSW. Because the Chairman receives only a base salary from RVI, unless otherwise noted the discussion and analysis of NEO compensation in this section does not apply to the Chairman of the Board.
The CEO’s compensation is composed of a base salary, plus a bonus with a target amount equal to base salary, plus restricted stock units (“RSUs”) and SARs. The RSUs are not considered equity compensation because they have no voting or dividend rights, can be exercised only for cash, and are not granted pursuant to the 2000 Stock Incentive Plan. The other NEOs’ compensation includes a base salary, plus a bonus opportunity, SARs and, in two cases, RSUs. The target bonus is equal to 45% to 50% of base salary.
The Committee retained two independent executive compensation consulting firms, Hewitt & Associates and Watson Wyatt & Company, to advise it on all elements of NEO compensation including base salary, short-term incentives and long-term equity compensation. Both firms are independent from the Company. These two firms also advise the Compensation Committee and Board of Directors of DSW. The Committee regularly reviews competitive data through surveys provided by its independent consultants. The Committee carefully reviews the data as a basis for guidance as to competitiveness, fairness, and retention decisions it makes regarding compensation packages. For fiscal 2006, the Committee reviewed survey data for peer group companies from the Hewitt Total Compensation Management data base, supplemented with information from proxy analyses. In making compensation decisions for NEOs in fiscal 2006, the Committee compared each NEO’s compensation against market compensation benchmarks drawn from a peer group of publicly-traded and privately-held retail industry companies (collectively, the “Comparator Group”). With input from Hewitt, the Committee selected the Comparator Group to consist of appropriately-sized companies and competitors against which the Committee believes RVI competes for talent and shareholder investment, as set forth below:
Comparator Groups

Hewitt Total Compensation Management	Hewitt Proxy Analysis for Companies
(TCM) Comparator Group	Not Included in the TCM Comparator
Group

Belk, Inc.	99 Cents Only Stores
Big Lots, Inc.	Claire’s Stores, Inc.
BJ’s Wholesale Club, Inc.	Cost Plus, Inc.
The Bon Ton Stores, Inc.	Dollar Tree Stores, Inc.
Brown Shoe Company, Inc.	Family Dollar Stores, Inc.
Charming Shoppes, Inc.	Fred’s Inc.
Crosstown Traders Inc/ Arizona Mail Order	Genesco, Inc.
Dick’s Sporting Goods	Goody’s Family Clothing, Inc.
Dollar General Corporation	Stein Mart, Inc.
Eddie Bauer, Inc.	Shopko Stores, Inc.
Goody’s Family Clothing, Inc.	The Men’s Wear house, Inc.
Home Interiors and Gifts

Kohl’s Corporation
L.L. Bean Incorporated
Linens ‘n Things, Inc.
Mervyn’s
Norm Thompson Outfitters, Inc.
Oriental Trading Company, Inc.
Pacific Sunwear of California, inc.
Payless ShoeSource, Inc.
Phillips-Van Heusen Corporation
Pier 1 Imports, Inc.
Redcats USA
Ross Stores, Inc.
Sports Authority, Inc.
Stein Mart, Inc.
The TJX Companies
In making comparisons between RVI pay levels and Comparator Group pay levels, the Committee considered both the raw tabular data for the Comparator Group companies as well as adjusted data for the Comparator Group companies based on regression analysis, provided by Hewitt, that accounts for differences between RVI’s revenues and median revenues of the Comparator Group companies.
The pay elements used for comparison purposes were targeted total cash compensation (consisting of base salary and annual cash incentive compensation) and long-term equity incentive compensation. Generally, the Committee targeted NEOs’ compensation to fall between the 50th and 75th percentiles of Comparator Group data for both total cash compensation and long-term incentive compensation.
The factors considered in designing and determining executive compensation
The Committee’s decisions on NEO compensation are based primarily upon its assessment of each NEO’s position’s requirement for leadership, operational performance and potential to enhance long-term shareholder value. The Committee relies upon survey data provided by its independent consultants as well as on market competitiveness requirements in determining the amount and mix of compensation elements. The Committee then decides whether each particular payment or award provides an appropriate incentive and reward for performance that achieves short-term objectives and sustains and enhances long-term shareholder value. For annual incentive compensation purposes, the Committee establishes common goals for the NEO group to promote teamwork and partnership.
The Committee generally attempts to align base salaries within a range of the median salaries for appropriately-sized peer group companies, with exceptions made when it is determined that higher salaries are warranted in situations where the talent and experience sought or to be retained is necessary for the demands of the position and future needs of the Company. The annual incentive target, as a percent of base salary, is also guided by survey data. The annual incentive component is designed to achieve specific objectives and is applied uniformly to the NEO group. Long-term equity awards are also reviewed by position in comparison to the survey data provided to the Committee. Each NEO’s complete compensation is totaled and compared by the independent consultants for consideration by the Committee in designing and determining NEO compensation. A summary sheet identifying the critical elements of an NEO’s present, past and contingent compensation is prepared by Management, reviewed by the independent consultants and utilized by the Committee to clarify the past compensation received and the potential compensation available to NEOs. To the extent that any of these compensation components is fixed by an employment agreement based on determinations made by the Committee in a prior year, those employment agreement commitments are honored. To the extent that an NEO is promoted or has a significant change in responsibilities, the NEO’s new position is subjected to the same compensation analysis process.

The components of the Company’s NEO compensation program
Three crucial elements comprise our compensation programs for NEOs:
•	Base Salaries: Competitive base salaries are established at or above median to help balance overall total cash compensation for the absence of annual long-term equity grants and, in most cases, to also attract and retain a talented leadership team. When approving base salaries, the Committee considers many factors, including total compensation, the scope of responsibilities, years of experience, the competitive marketplace and the proven performance of the executive. The Committee approves base salaries at a level designed to attract and retain executive talent. Increases are based on contractual arrangements and merit and on a comprehensive performance management process that assesses each NEO’s leadership and performance over the previous year, as well as on the NEO’s potential for development and performance in the future.

•	Annual Cash Incentive Program: The Company provides an annual cash incentive program, which is authorized by the Committee under the RVI 2003 Cash Incentive Plan (the “2003 Plan”) to recognize, motivate and reward individual and group performance. The 2003 Plan was approved by shareholders on September 26, 2002. The Committee administers the 2003 Plan as to NEOs and has full power to decide which NEOs participate in the 2003 Plan and the amount of the awards participants receive. The 2003 Plan does not contain change in control provisions; however, it states that the obligations of the plan are binding upon any successor of the Company. The 2003 Plan will expire at the end of fiscal 2007 and will be replaced by the RVI 2007 Cash Incentive Compensation Plan following shareholder approval of such plan.

NEOs participate in the Company’s annual cash incentive program, established pursuant to the 2003 Plan, referred to as the Management Incentive Plan (the “MIP”). The MIP is designed to motivate and reward NEOs by aligning pay with annual performance, rewarding NEOs for the achievement of financial objectives established at the beginning of each fiscal year. For each NEO position, the percentage of base salary designated as a potential award under the MIP is established by the Committee after review of market survey data. Bonuses are generally approved by the Committee in April of the subsequent fiscal year for the prior year’s performance and are based upon meeting established annual financial goals for the Company. The Committee approves target award levels for each NEO along with minimum threshold and maximum stretch award opportunities. The award opportunity ranges from 50% of the target opportunity at threshold to 200% of target opportunity at maximum stretch. The Committee also reserves the ability to consider achievement of established strategic objectives and certain qualitative factors for the NEOs as a group and individually in determining the total cash bonus to be paid to each NEO. At the beginning of fiscal year 2006, the Committee approved a 2006 discretionary award pool for the NEOs as a means of demonstrating its commitment to assure recognition for extraordinary efforts in a difficult turnaround environment and to ensure retention of key management members.

The Company does not have formal policies, nor did it require any in fiscal year 2006 because there were no applicable decisions, regarding the adjustment or recovery of awards or payments if the relevant performance measures are restated and adjusted in a manner that would reduce the size of such awards or payments.

•	Long-Term Equity and Equity-Related Incentives: To align the interests of management with long-term shareholder interests, the Committee provides long-term incentives to NEOs. The Committee administers the Company’s equity incentive plans and has the authority, in its discretion, to decide who will receive awards.

The Company has an Amended and Restated 1991 Stock Option Plan (the “1991 Plan”) that provided for the grant of options to purchase up to 4,000,000 common shares. Such stock option grants were generally exercisable 20% per year on a cumulative basis and remain exercisable for a period of ten years from the date of grant. No further awards are being granted under the 1991 Plan, but some current NEOs have outstanding options under the 1991 Plan.

The Company has an Amended and Restated 2000 Stock Incentive Plan (the “2000 Plan”) that provides for the issuance of awards to purchase up to 13,000,000 common shares to management, key employees of the Company and affiliates, consultants and directors of the Company. The 2000 Plan was originally approved by shareholders on August 29, 2001. The 2000 Plan provides for the issuance of stock options, SARs, restricted stock, performance units and performance shares. Stock options granted to NEOs and others generally vest 20% per year on a cumulative basis and remain exercisable for a period of ten years from the date of grant. Directors receive automatic quarterly stock option grants which normally have a one-year vesting period. If a director terminates his service to the Company for reasons of death, disability or retirement, all unvested options immediately become vested. If a director terminates his service to the Company for other reasons, unvested options are forfeited. A director’s stock option grants have a term of ten years, but expire one year after death, disability or retirement, or three months after any other termination of service (subject to the ten-year term). Unless provided otherwise in the award agreements, all outstanding options granted under the Company’s equity incentive plans will become immediately exercisable in the event of a change in control, as defined in the 2000 Plan.

The Company has no requirement for NEOs to own RVI common shares. The Committee believes that the long-term equity and equity-related incentives created for the NEOs appropriately aligns their interests with those of the shareholders. The Company does have an Insider Trading Policy that prohibits insider trading and requires Company pre-clearance of trading in the common shares of the Company or the Class A Common Shares of its public subsidiary, DSW.

The Company does not have an ongoing, annual program of granting long-term equity or equity-related incentives. Instead, long-term equity incentives are included in the annual evaluation of compensation, to determine if the Committee’s described compensation objectives for NEOs are being met or require additional grants to achieve those objectives. If an NEO, because of a promotion or otherwise, has a new employment agreement, grants, and in particular front-loaded grants, are considered at that time. In addition, the Committee responds to requests by management for grants for purposes of retention. The long-term equity incentives granted to NEOs are typically in the form of stock options, standard or performance-based SARs, shares of restricted stock and RSUs. The long-term equity incentives are designed to reward NEOs for increasing long-term shareholder value, provide a competitive total compensation and to retain the NEOs at the Company. With respect to stock options and SARs, the exercise price is determined by the share price on the date of the grant. The Committee has chosen to use SARs and RSUs in more recent awards due to its desire to avoid the potential dilutive effect of stock option and restricted stock grants. RSUs are granted to provide an additional mix of equity value in a compensation package, and to enhance the retention aspects of an NEO’s total compensation. RSUs are not granted pursuant to the 2000 Plan, although terms in the 2000 Plan that may be applicable to the RSUs are applied to those RSUs. The Committee reviews the degree to which past awards have been earned and retired, and considers future awards based on driving additional shareholder value and providing fair compensation for future performance.

The Committee did not establish a multi-year cash incentive compensation plan because the turnaround efforts with the Company’s Value City Department Stores operation make it difficult to establish multi-year targets.

The Committee provides grants of SARs to provide a leveraged opportunity for increases in value based on a rise in stock price. The SARs have no intrinsic value at the time of grant and are dependent on increases in stock price to attain realizable value. The Committee provides grants of RSUs for the purpose of providing incentives for executives to remain with the Company because these grants have intrinsic value from the date of grant. The value of RSUs also increases with increases in stock price, but RSUs are typically granted in much smaller amounts than SARs because of the total value imparted in a grant of RSUs. The Committee believes a mix of SARs and RSUs provides optimal benefit for the Company at this time.

Beginning in fiscal year 2003, the Company issued SARS, subject to the applicable terms of the 2000 Plan. Some of these SARS are subject to an Option Price Protection Provision (“OPPP”) and are awarded at the greater of market value or $4.50 per share and are subject to a vesting schedule or a performance-accelerated vesting formula, as applicable. The OPPP provides that the issuance of any options to replace the SARs is contingent and entirely at the discretion of the Company. Pursuant to an exercise of SARs, the grantee is compensated by the Company in the amount of the gain, if any, represented by the difference between the fair market value of a common share of RVI on the date of the exercise and the strike price per share. The OPPP does not apply once SARs are actually exercised.

In fiscal year 2004, the Company issued to several executives, including our CEO, special SARs considered to be a three-year, front-loaded grant. These SARs are both standard and performance-accelerated SARs. One third of the standard SARs, subject to continued employment, vest on each of the first three anniversaries of the grant date, assuming the grant price equals or exceeds the fair market value of the stock. The performance-accelerated SARs, subject to continued employment, vest on the eighth anniversary of grant, but will be subject to accelerated vesting based on the attainment of two specified performance objectives.

Beginning in fiscal year 2004, the Company issued RSUs to several NEOs. The RSUs typically vest annually in three equal installments, do not have voting or dividend rights and may be settled only in cash. On the date of vesting of any RSUs, the Company pays cash to the holder in an amount equal to the fair market value, as defined in the Company’s 2000 Plan, of a share of Company common stock.

DSW has a 2005 Equity Incentive Plan that provides for the issuance of options to purchase up to 4,600,000 DSW Class A common shares or the issuance of stock units to management, key employees of DSW and affiliates, consultants, and directors of DSW. Stock options generally vest 20% per year on a cumulative basis and remain exercisable for a period of ten years from the date of grant. The DSW Compensation Committee and Board of Directors have granted DSW stock options to some of our NEOs based on efforts in connection to the DSW IPO and past and ongoing services performed for DSW.

•	Other forms of compensation:

Benefits

The Company offers health and welfare plans to the NEOs consistent with those accorded to the general employee population including medical, life, dental and disability coverage as well as a qualified 401(k) retirement savings opportunity, all at the election and contribution of the NEO. The Company permits 401(k) contributions up to $15,000 and for NEOs that qualify, an additional $5,000 for a total of $20,000, which is the limit established by the IRS for 2006. The Company provides a 100% match of contributions up to 3% of pay and a 50% match of contributions from 3% to 5% of pay. The match is applied only to contributions up to $15,000. The Company does not provide supplemental retirement plans, deferred compensation plans or special life insurance policies for the NEOs.

Perquisites

The Company provides the NEOs with a monthly perquisite or car allowance and a Company-paid fuel card as part of an overall competitive compensation and benefits package. The CEO receives a monthly perquisite allowance and Company fuel card, while the other NEOs receive a car allowance and company fuel card. The Committee believes that the allowances and tax gross-ups incorporated into the allowances are in line with general industry practice for similar allowances provided to NEOs by competing retail organizations. The CFO received the use of a corporate country club membership during fiscal 2006. The corporate country club membership was cancelled in February 2007.

Other Compensation

The Company, in general, offers relocation and signing bonuses to ensure that the overall compensation package is competitive and attractive to the prospective executive. Protective measures are established to allow the Company to recover certain payments in the event the NEO terminates within the first year of employment. The Committee believes that these practices are in line with other competing retail organizations. The CEO, through his employment agreement, may request to relocate his principal residence from Boston to New York City. In the event this occurs, the Company agreed to purchase the CEO’s current residence at the CEO’s full investment as evidenced by receipts and supporting documentation, including all construction and “finishing” expenses. This option has not been exercised.

•	Tax Considerations

Section 162(m) of the Code limits deductibility of certain compensation paid to the chief executive officer and four other executive officers who are the highest paid and employed at fiscal year-end to $1 million per year. The Committee annually considers the impact of Section 162(m) of the Code in structuring RVI’s executive compensation program. For fiscal 2006, the compensation paid to the NEOs pursuant to the 2003 Plan and, generally, the 2000 Plan was structured so as to qualify as performance-based and thus deductible for purposes of Section 162(m), to the extent the performance-based conditions are met. One exception to this general statement is that, in the form RVI generally grants its SARs and RSUs (service-based vesting), such grants do not qualify as performance-based under Section 162(m). In addition, in light of the competitive nature of the market for our executive talent, and our philosophy to pay and reward individual contributions to overall Company performance, the Committee reserves the discretion to reward significant contributions by the NEOs to building shareholder value, regardless of the tax deductibility limits of Section 162(m).

Section 409A of the Code, which took effect on January 1, 2005, imposes certain restrictions on amounts deferred under nonqualified deferred compensation plans and a 20% excise tax on amounts that are subject to, but do not comply with, Section 409A. Section 409A includes a broad definition of nonqualified deferred compensation plans, which may extend to various plans and arrangements maintained by the Company. On April 10, 2007, the Treasury Department and the IRS issued final regulations relating to the treatment of nonqualified deferred compensation plans under Section 409A. The Board of Directors and the Compensation Committee intend to administer the Company’s plans and arrangements to avoid or minimize the effect of Section 409A and, if necessary, amend the plans and arrangements to comply with the final regulations issued under Section 409A on or before December 31, 2007 (or a later date specified by the Internal Revenue Service (“IRS”)).

•	Post-employment protections

As discussed below under “Agreements with Key Executives,” the employment agreement with each NEO includes provisions for severance and access to benefits for specified periods in the case of involuntary termination without cause, as defined in the applicable employment agreement. The Committee has determined that providing such severance benefits upon a termination without cause is a competitive compensation practice and is valuable and sometimes necessary in recruiting NEOs to the Company who desire this form of post-employment protection. The Committee has also determined that providing such severance benefits assists in the retention of NEOs. The promise of severance benefits upon a termination without cause also supplies the appropriate additional incentive and consideration for important obligations and conditions imposed on the NEOs in the agreements that provide stability and other benefits to the Company, such as non-compete, non-solicit, non-interference and cooperation obligations, and the obligation to submit any dispute to arbitration. An NEO terminated without cause may exercise stock options and SARs during a period following involuntary termination without cause if so granted by the Committee, and, generally, unless otherwise contractually provided, any equity or non-equity long-term grants which would have vested in the following 12 months are deemed immediately vested. No severance or termination benefits are payable to an executive terminated for cause (as defined in the applicable employment agreement).
Agreements with Key Executives
On November 18, 2004, the Company and Mr. Wilansky entered into an employment agreement with an effective date of November 1, 2004. The initial term of the agreement expires at the end of the Company’s 2007 fiscal year and will automatically extend for successive one-fiscal-year periods thereafter, unless the Company gives timely written notice to Mr. Wilansky that it does not wish for the next automatic extension to continue the agreement.
Mr. Wilansky’s employment agreement provides for an annual base salary of $1,000,000 with minimum annual increases of 2.5% (with the first such increase to occur at the beginning of the 2006 fiscal year). In addition, Mr. Wilansky is eligible to receive incentive compensation under the terms of the Company’s annual incentive compensation plan for key executives, with a target annual bonus per fiscal year of 100 percent of base salary and a maximum annual bonus per fiscal year of 200 percent of base salary. The Company agreed to provide Mr. Wilansky with the following minimum bonus guarantees, each subject to his continued employment through the end of the applicable fiscal year: (i) $800,000 for the 2004 fiscal year; (ii) $1,000,000 for the 2005 fiscal year; and (iii) $250,000 for the 2006 fiscal year. In addition, Mr. Wilansky will be entitled to an annual perquisite allowance from the Company of $50,000 (which amount includes any associated tax gross-up), payable in equal installments in accordance with the Company’s payroll practices for executive employees.
Pursuant to the terms of Mr. Wilansky’s employment agreement, if the Company terminates Mr. Wilansky’s employment “without cause” or Mr. Wilansky terminates his employment for “good reason” (as such terms are defined therein), Mr. Wilansky will be entitled to: (i) his base salary for the shorter of the remainder of his employment term, as then in effect, plus 18 months, or the three-year period commencing on the date of termination; (ii) reimbursement for health care coverage for a period of no more than 18 months following the effective date of termination, subject to certain provisos; and (iii) the pro rata share of any incentive compensation that he would have otherwise received under the Company’s annual incentive compensation plans for key executives for the year of termination, subject to certain provisos. In addition, any SARs and RSUs granted to Mr. Wilansky that would have vested during the three months following such termination will vest, on the date they would have so vested, while any SARs and RSUs that remain unvested at the conclusion of such three months shall be forfeited.

If the Company terminates Mr. Wilansky for “cause” (as such term is defined in the agreement) or Mr. Wilansky voluntarily terminates his employment with the Company, the Company shall pay to Mr. Wilansky: (i) any base salary earned to the date of termination; and (ii) any unpaid incentive compensation earned under the terms of the Company’s annual incentive compensation plan for key executives for the preceding fiscal year. Additionally, all equity compensation awards will be governed by the terms of the 2000 Plan and the applicable award agreement thereunder, and any unvested RSUs will be forfeited.
If the Company terminates Mr. Wilansky’s employment “without cause” or Mr. Wilansky terminates his employment for “good reason” (as such terms are defined in the agreement) within the 180-day period concluding on the date a “change in control” (as such term is defined in the agreement) occurs or within the two-year period beginning on the day following the date of a change in control: (i) the Company will pay to Mr. Wilansky, within 30 days, a lump sum amount equal to three-times the sum of his base salary and target bonus plus $50,000; (ii) the Company will reimburse Mr. Wilansky for his cost of maintaining continuing health care coverage for the period concluding on the 18-month anniversary of the then-scheduled conclusion of his employment term, subject to certain provisos; and (iii) all unvested SARs and RSUs granted to Mr. Wilansky will vest in full upon such termination.
As stated in his employment agreement, Mr. Wilansky’s employment will terminate on the last day of the employment term then in effect if the Company fails to renew the agreement. In the event of termination by such non-renewal, (i) the Company will pay Mr. Wilansky’s base salary continuation for a period of 18 months following the date of termination; (ii) the Company will reimburse Mr. Wilansky for his cost of maintaining continuing health care coverage for a period of no more than 18 months following the effective date of termination, subject to certain provisos; (iii) any SARs and RSUs granted to Mr. Wilansky that would have vested during the three months following such termination shall vest on the date they would have so vested; and (iv) any SARs and RSUs that remain unvested at the conclusion of such three months shall be forfeited.
Mr. McGrady entered into an employment agreement with the Company effective June 21, 2000, with an initial term ending June 21, 2003. Mr. McGrady’s employment agreement extends automatically for successive 12-month periods unless either party notifies the other of an intent to terminate, in writing, at least 60 calendar days prior to the date of automatic extension. The agreement provides for an annual salary of $300,000 (which the Company’s President, with the approval of the Chairman of the Company, may increase at his discretion) and a bonus of at least 40% of Mr. McGrady’s base salary if Board-approved, predetermined, performance measures set annually are met. Mr. McGrady’s participates in the 401(k) plan and welfare benefit plans of the Company at a level commensurate with his title and position. The agreement also provides for a vehicle allowance and fuel card.
The Company may terminate the employment agreement during its term, for any reason, upon 30 days’ written notice to Mr. McGrady, and may, in its sole discretion, require Mr. McGrady to cease active employment immediately. In the event of such a termination (other than termination for “cause”), Mr. McGrady shall be entitled to: (i) severance pay in the form of base salary for 12 months, subject to certain provisos; (ii) payment of any incentive bonus declared, but unpaid, if he has been employed the full fiscal year prior to the date of termination; and (iii) continuation of his health coverage for 12 months under the same terms as provided to other Company executives, subject to certain provisos.

If the Company terminates Mr. McGrady’s employment for “cause,” the Company’s obligations under the employment agreement cease on Mr. McGrady’s last day of active employment, except that the Company shall pay to Mr. McGrady: (i) any unpaid portion of his salary earned to the date of termination; (ii) any unpaid, declared bonus; and (iii) any unpaid business expenses properly incurred by Mr. McGrady under the employment agreement prior to termination.
Either the Company or Mr. McGrady may terminate the agreement at the end of its term or any extension thereof, or Mr. McGrady may voluntarily terminate his employment with the Company, by giving 60 calendar days’ written notice. In the event of any such termination, the Company shall have no further obligations to Mr. McGrady under the agreement, except that the Company shall pay to Mr. McGrady (i) any unpaid portion of his salary earned to the date of termination, and (ii) any unpaid, declared bonus, together with any unpaid business expenses properly incurred by Mr. McGrady under the agreement prior to termination.
Mr. Norden entered into an employment agreement, with certain three-year severance protections, with the Company effective as of January 29, 2006, which terminates upon his death, disability (as defined in the agreement), voluntary termination by Mr. Norden or involuntary termination by the Company. The agreement provides for an annual salary of $500,000 with annual increases of a minimum of 2.5% of annual base salary as of the first day of each fiscal year of the Company (provided that the first such increase shall occur at the beginning of the 2007 fiscal year and may be further increased at the discretion of the Company). The agreement also provides for a cash incentive bonus of 50% of Mr. Norden’s base salary if Board-approved, predetermined, performance measures set annually are met with a maximum annual bonus potential per fiscal year of 100 percent of base salary. The agreement further provides for Mr. Norden’s participation in the 401(k) plan or welfare benefit plans of the Company at a level commensurate with his title and position and also includes a vehicle allowance and fuel card.
If the Company terminates Mr. Norden’s employment for “cause,” or if Mr. Norden voluntarily terminates his employment with the Company, the Company shall pay to Mr. Norden: (i) the unpaid base salary Mr. Norden earned to the date of termination; (ii) any unpaid cash incentive bonus earned for the fiscal year that ends before the fiscal year during which such termination occurs; (iii) equity incentives to which Mr. Norden is entitled under the 2000 Plan and the applicable stock option and RSU agreements; and (iv) any rights accruing to Mr. Norden under any applicable employee benefit plan, fund or program.
If the Company terminates Mr. Norden’s employment “without cause,” before January 29, 2008, the Company will continue to pay Mr. Norden’s base salary at the rate in effect on the date of termination without cause through the period ending January 29, 2009. If the Company terminates Mr. Norden’s employment “without cause,” after January 29, 2008, for the twelve months beginning on the date of termination without cause, the Company will continue to pay Mr. Norden’s base salary at the rate in effect on the date of termination without cause. Mr. Norden will also be entitled to: (i) reimbursement for the cost of maintaining continuing health coverage for a period of no more than 12 months following the date of termination, subject to certain provisos; (ii) the pro rata share of any cash incentive bonus that he would have otherwise received for the year of termination had he not been terminated; (iii) exercise any outstanding stock options that are vested on the date of termination and those that would have vested during the one year following the effective date of termination, in each case subject to the terms of the 2000 Plan and any applicable agreement thereunder; (iv) specific SAR and RSU equity grants under the agreement shall automatically and fully vest upon termination without cause—Mr. Norden may exercise any and all outstanding stock options, SARs and RSUs on the date of or within 60 days of termination without cause; and (v) any rights accruing to him under any applicable employee benefit plan, fund or program.
Ms. Davis entered into an employment agreement with the Company effective as of April 29, 2004, which terminates upon her death, disability (as such term is defined in Ms. Davis’ employment agreement), voluntary termination by Ms. Davis or involuntary termination by the Company. The agreement provides for an annual salary of $260,000 and a cash bonus of 50% of her base salary if Board-approved, predetermined, performance measures set annually are met. In addition, for each year Ms. Davis’ annual salary is less than $300,000, she will receive a minimum guaranteed bonus to raise her salary to $300,000. The agreement also provides for Ms. Davis’ participation in the 401(k) plan or welfare benefit plans of the Company at a level commensurate with her title and position. The agreement also provides for a vehicle allowance and fuel card.
If the Company terminates Ms. Davis’ employment for “cause,” or if Ms. Davis voluntarily terminates her employment with the Company, the Company shall pay to Ms. Davis: (i) the unpaid base salary Ms. Davis earned to the date of termination; (ii) any unpaid cash incentive bonus earned for the fiscal year that ends before the fiscal year during which such termination occurs; (iii) equity incentives to which Ms. Davis is entitled under the 2000 Plan and the applicable stock option and RSU agreements; and (iv) any rights accruing to Ms. Davis under any applicable employee benefit plan, fund or program.
If the Company terminates Ms. Davis’ employment “without cause,” Ms. Davis will be entitled to: (i) her base salary for 12 months beginning on the date of termination; (ii) reimbursement for the cost of maintaining continuing health coverage for a period of no more than 12 months following the date of termination, subject to certain provisos; (iii) the pro rata share of any cash incentive bonus that she would have otherwise received for the year of termination had she not been terminated; (iv) exercise any outstanding stock options that are vested on the date of termination and those that would have vested during the one year following the effective date of termination, in each case subject to the terms of the 2000 Plan and any applicable agreement thereunder; and (v) any rights accruing to her under any applicable employee benefit plan, fund or program.
Mr. Miller entered into an employment agreement with the Company effective October 10, 2003, which terminates upon his death, disability (as such term is defined in the employment agreement), voluntary termination by Mr. Miller or involuntary termination by the Company. The agreement provides for an annual base salary of $220,000 and a bonus of 45% of Mr. Miller’s base salary if Board-approved, predetermined, performance measures set annually are met. The agreement also provides for Mr. Miller’s participation in the 401(k) plan or welfare benefit plans of the Company at a level commensurate with his title and position. The agreement also provides for a vehicle allowance and fuel card.
If the Company terminates Mr. Miller’s employment for “cause,” or if Mr. Miller voluntarily terminates his employment with the Company, the Company shall pay to Mr. Miller: (i) the unpaid base salary Mr. Miller earned to the date of termination; (ii) any unpaid cash incentive bonus earned for the fiscal year that ends before the fiscal year during which such termination occurs; (iii) equity incentives to which Mr. Miller is entitled under the 2000 Plan and the applicable stock option and RSU agreements; and (iv) any rights accruing to Mr. Miller under any applicable employee benefit plan, fund or program.
If the Company terminates Mr. Miller’s employment “without cause,” Mr. Miller will be entitled to: (i) his base salary for 12 months beginning on the date of termination; (ii) reimbursement for the cost of maintaining continuing health coverage for a period of no more than 12 months following the date of termination, subject to certain provisos; (iii) the pro rata share of any cash incentive bonus that he would have otherwise received for the year of termination had he not been terminated; (iv) exercise any outstanding stock options that are vested on the date of termination and those that would have vested during the one year following the effective date of termination, in each case subject to the terms of the 2000 Plan and any applicable agreement thereunder; and (v) any rights accruing to him under any applicable employee benefit plan, fund or program.
Fiscal Year 2006 and Fiscal Year 2007 to date NEO Compensation Decisions and Rationale
The Committee believes that the Company has recruited leadership talent with the experience to address a significant turnaround challenge at Value City Department Stores and has also recruited talent to develop and expand the business at Filene’s Basement. The turnaround challenge faced in fiscal 2006 related to Value City Department Stores. Filene’s Basement now needs to build a base for future growth and profitability. In anticipation of these challenges in 2006, the Committee was presented with a requirement for the particular experience and flexibility needed to successfully lead and oversee these multiple and different business division models. In 2007, NEOs will address additional challenges presented by an announced strategic analysis of Value City Department Stores, including a possible sale of that business.
As discussed above, the Committee’s review of NEO compensation included the benchmarking of NEO positions against other comparable retail companies. For each NEO, the Committee examined the competitive market data from the independent consultants, peer group studies, and management’s business analysis. The Committee carefully reviewed the market data and made decisions as to the appropriate market position for each NEO in recognition of the Company’s efforts to turn around and grow the businesses, and the NEOs experience, special skill sets, performance and achievements. This process applied to each element of the compensation mix: base salary, annual incentive and long term equity incentive. Unless otherwise indicated, the process described in this section was used for both fiscal year 2006 and fiscal year 2007 NEO compensation decision-making.
The Chairman of the Board provided the Committee with an overview of his assessment of the CEO’s performance and provided comments on the performance of certain other members of the Company’s management. The Chairman of the Board did not make a recommendation for the CEO’s base pay as this was previously established in the CEO’s employment agreement.
The CEO reviewed the materials and analysis supplied by the independent consultants, and received guidance from human resources management and the chief administrative officer regarding these materials and analysis. Based on this and on his view of the personal performance and the attainment of specific goals by the other NEOs, the CEO made recommendations and provided performance evaluations to the Committee relating to increases in the base salaries and payment of bonuses to the other NEOs and certain other executives. He also proposed the specific elements of the 2006 incentive compensation program and made a recommendation that the Committee consider granting SARs and RSUs to certain NEOs and other officers.
The Committee discussed and analyzed the various recommendations with its independent consultants and in subsequent meetings voted to authorize pay increases and bonuses for certain of the NEOs and it authorized grants of SARs to certain NEOs and other officers of the Company. The Committee also approved the incentive compensation program for the 2007 fiscal year.
The Committee had previously assembled pay packages for its CEO and other NEOs deemed, at the time, sufficient to attract and retain the individuals with the necessary talent and capabilities. In 2004, in the CEO’s three-year employment agreement, the Committee established the base pay for the CEO at a rate above the median for a company of our size. In 2006, the base pay for the CFO was increased based on his contributions to and responsibilities with the Company, and the Committee determined that it was appropriate for the CFO’s pay to be above the median base pay for companies our size. The base pay for the other NEOs is slightly above the median.
Initially, a front-end loaded employment agreement which included performance-accelerated equity grants, RSUs, a minimum base salary increase of 2.5% at the start of the fiscal year, and declining bonus guarantees was put in place for the CEO. The total compensation available to the CEO pursuant to his employment agreement was determined to be at the higher end of total compensation for CEOs of appropriately-sized companies, but competitive for a CEO of his experience. The Committee, relying upon the support of its independent consultant, determined that the CEO’s total compensation package was appropriate given the need to provide for a swift and smooth transition of leadership in late 2004, at a time when much work remained to complete the initial public offering of the DSW subsidiary in July, 2005 and when new strategic initiatives to accomplish a turnaround at Value City Department Stores were needed. Other NEOs have entered into employment agreements which include grants of RSUs and SARs. Pursuant to the 2006 process of review and analysis described above, these agreements and compensation arrangements were reviewed and modified to reflect, as applicable, increased responsibilities, increases in base pay or incentive compensation, and/or grants of additional forms of long term equity.
Fiscal Year 2006 Compensation Decisions
As noted in this discussion and analysis, each element of compensation for the NEOs is established to provide incentives for the attraction and retention of the NEOs and their completion of specific corporate objectives, which for this year’s annual incentive compensation culminates in EBIT. Base salaries are set to enable the Company to attract and retain individuals whose qualifications, experience and abilities are above and beyond the scope of a retail company of our size. Annual incentives provide direction for completion of objectives essential to the near-term survival and long-term growth of the Company. Long-term incentives, which include stock options, SARs, restricted stock and RSUs, are used to promote retention and alignment with shareholder value objectives.
In January 2006, the Committee approved the promotion of Jed L. Norden to the position of Chief Administrative Officer. In this role, Mr. Norden supervises and provides leadership to Human Resources, Logistics, Store Planning & Construction, Real Estate and Community Relations for the Filene’s Basement and Value City Department Stores divisions and is the liaison with certain shared services. In recognition of Mr. Norden’s increased responsibilities and after consultation with its independent consultants, the Committee approved a new package of base pay and long-term equity grants. The new package included a minimum three-year term of employment, a minimum base salary increase of 2.5% at the start of the fiscal year, and RSUs and SARs with three-year vesting provisions.
Based on competitive market data and recommendations by its independent consultants covering base salary, short-term and long-term compensation, coupled with individual performance evaluation results, the Committee approved a number of actions designed to reflect overall market competitiveness covering all three elements of total compensation. Base pay was increased for the General Counsel and for the Controller, and SARs were also granted to these two individuals. The Committee believes that these key decisions were based on sound compensation analyses and methodologies as well as competitive compensation practices in the retail sector and overall marketplace.
The target measure in the Committee’s annual cash incentive program for NEOs for fiscal year 2006 was based on the achievement of specific performance goals, which were focused on the earnings before interest and taxes (“EBIT”). For these purposes, EBIT is calculated as net income or loss, excluding the DSW segment, before interest expense, income tax and the change in fair value of derivatives. The Committee chose an EBIT goal for RVI’s operating businesses, Value City Department Stores and Filene’s Basement, as the fiscal 2006 target to focus the NEOs on improving the results of these RVI businesses. The EBIT target, which required an improvement in excess of approximately $52 million, was believed to be aggressive, based upon projections and expected actions in 2006.
In March 2006, the Committee also approved a discretionary bonus pool for 2006 in the amount of 25% of the NEOs’ total base pay, to provide an incentive in the event that, despite demonstrated commitment and performance by the NEOs, the turnaround and restructuring of Value City Department Stores did not produce expected results within the immediate, fiscal timeframe. The CEO’s employment agreement specified a minimum bonus payment of $250,000 for fiscal year 2006.
Pursuant to the 2006 MIP, the CEO earned an incentive payment of $546,674, which was in excess of the minimum guaranteed amount.

Mr. McGrady, in his capacity as Chief Financial Officer, Executive Vice President, Secretary and Treasurer, earned an incentive payment of $136,002 and was granted a discretionary award of $63,998 based on his role in the strategic financing which resulted in the issuance of PIES and his maintenance of positive relationships with all elements of the Company’s financial constituencies. He managed the Company’s cash flow to enable a five store expansion of Filene’s Basement, led the discussion with the SEC and independent auditors surrounding the valuation of derivatives and initiated the strategic analysis of the Value City Department Stores operations.
Mr. Norden, in his capacity as Chief Administrative Officer, earned an incentive payment of $133,335 and was granted a discretionary award of $46,665 based on his leadership in organizing a Leadership Group and cross-functional teams, the operation of shared-services functions, recruitment of executive talent and restructuring of store operations. Under his direction, the Leadership Group initiated actions which resulted in cost savings. Mr. Norden also served as liaison to the Compensation Committee of the Board of Directors.
Ms. Davis, in her capacity as General Counsel and Chief Compliance Officer, earned an incentive payment of $86,668 and was granted a discretionary award of $63,332 based on her supervision of matters relating to the resolution of data theft litigation and matters, contribution to the PIES strategic financing initiative and participation in the strategic alternatives analysis for Value City Department Stores. Ms. Davis also instituted additional corporate governance and compliance processes.
Mr. Miller, in his capacity as Controller, earned an incentive payment of $66,001 and was granted a discretionary award of $83,999 based on his supervision of the PIES offering during the year, participation in the strategic alternatives analysis for Value City Department Stores and services performed as Controller for DSW.
All of the NEOs have realized gains in the equity grants made to them, and all NEOs currently have forms of equity grants that are unvested. As described above, the equity and equity-like component of each NEO’s compensation is reviewed on an annual basis.
Fiscal Year 2007 Compensation Decisions
Establishing the Fiscal Year 2007 Cash Incentive Program
The Committee approved new performance goals for the NEOs for fiscal year 2007. The 2007 goals are weighted as follows: the Filene’s Basement EBIT goal is 37.5%; the Value City Department Stores “four wall” stores cumulative cash flow plan goal is 37.5%; and the DSW net income goal is 25%.
The Filene’s Basement EBIT goal incorporates the anticipated effects of pre-opening costs of new stores and the anticipated 18-month cessation of operations of the Filene’s Basement Boston Downtown Crossing store.
The Value City Department Stores cumulative cash flow plan goal was set to measure performance as the Company continues to explore strategic alternatives for this business. For Value City Department Stores operated at the end of fiscal 2007, cash flow will be measured against the established plan goals. If 25 or more existing Value City Department Stores are no longer operated under that RVI subsidiary by fiscal year-end, however, the Value City Department Stores “four wall” stores cumulative cash flow goal will not be used and the weight of the Filene’s Basement EBIT goal will be increased from 37.5% to 75%, with certain adjustments to prevent skewing the Filene’s Basement results based on increased overhead costs.

The DSW net income goal was established by the DSW Compensation Committee and Board of Directors for fiscal year 2007, and is included as part of RVI’s 2007 performance goals to recognize the efforts of the RVI NEOs in providing shared services and partnership with DSW.
Other Fiscal Year 2007 Compensation Decisions
As a result of the Committee’s discussion and analysis with the Company’s independent compensation consulting firms, discretionary base salary increases were approved for Messrs. McGrady and Miller and Ms. Davis. For Messrs. Wilansky and Norden, base salaries were increased pursuant to the terms of their employment agreements.
In recognition of the contributions of NEOs and to reflect a more competitive balance between long-term compensation and total cash compensation opportunity, RSUs were awarded to two NEOs for 2007. Mr. Miller was awarded 10,000 RSUs which include special vesting provisions of 5,000 in 2009 and 5,000 in 2010. Ms. Davis was awarded 12,000 RSUs which include special vesting provisions of 6,000 in 2009 and 6,000 in 2010.
Appropriateness of NEO Compensation Design and Outcomes
When the CEO was appointed in November, 2004, he was provided a three-year employment agreement with basic compensation design elements including a base salary, performance-based and standard SARs and RSUs. Equity grants were awarded at the then RVI stock price of $6.18. As of the end of fiscal year 2006, the RVI stock price was $20.19. The Committee believes this stock price appreciation has been primarily driven by the successful DSW initial public offering in June 2005 and subsequent DSW stock price appreciation.
As noted above, the CEO’s base salary reflects his experience and performance in his previous position as the President of Filene’s Basement and in other prior similar positions as President and CEO of The Bon-Ton Stores, President and CEO of Filene’s and Foley’s Department Stores, which were both divisions of The May Department Stores Company. The CEO’s base salary was also established based on the needs of the Company at the time Mr. Wilansky was hired as the CEO. A bonus target and the threshold for minimum bonus payment for the CEO was set by the Committee based on EBIT results for Value City Department Stores and Filene’s Basement deemed to be essential in 2006. Bonus payments to the CEO under the Company’s MIP for 2006 were determined according to the performance-based formula established by the Committee. In addition, as a result of Retail Ventures’ stock price exceeding a stretch target, Mr. Wilansky was vested in and exercised performance-based SARs granted to him under his November 2004 employment agreement. In its components and in total, the Committee concludes that the CEO’s compensation is fair, reasonable and appropriate. Through the process of its annual approval of incentive compensation and review of his performance, the Committee maintains control over the CEO’s compensation plan and ensures that it is consistent with the interests of shareholders.
Similar to the CEO, each of the other NEOs have base salaries which reflect the Company’s needs and the NEOs’ capabilities and performance. The bonus opportunity for each NEO is determined by the scope and magnitude of that person’s responsibilities. The NEOs share the same profitability target and threshold for payment as the CEO, and for fiscal 2006, earned an incentive payment which was in excess of the minimum threshold in the Incentive Plan. Also, the NEOs made additional significant contributions to the Company in fiscal 2006 that could not be measured using the cash incentive program metrics, and thus discretionary awards were deemed appropriate recognition of these contributions.
In its components and in total, the Committee concludes that each NEO’s compensation is fair, reasonable and appropriate. Through the process of its annual approval of incentive compensation and periodic equity grants, the Committee maintains control over each NEO’s compensation plan and ensures that it is consistent with the interests of shareholders.

THE COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on the Compensation Committee’s review and discussion with management, the Compensation Committee has recommended to the Board of Directors, and the Board of Directors has approved, that the Compensation Discussion and Analysis be included in this proxy statement.
Respectfully submitted,
Compensation Committee
Elizabeth M. Eveillard, Chair
Henry L. Aaron
Lawrence J. Ring
Harvey L. Sonnenberg
James L. Weisman

COMPENSATION OF MANAGEMENT
     The following table summarizes compensation awarded or paid to, or earned by, each of the named executive officers (“NEOs”) during the Company’s fiscal year 2006. We follow a 52/53-week fiscal year that ends on the Saturday nearest to January 31 in each year. Fiscal year 2006 consisted of 53 weeks.
SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 2006

									Non-Equity
					Stock		Option		Incentive Plan		All Other
Name and	Fiscal	Salary	Bonus		Award(s)		Award(s)		Compensation		Compensation		Total
Principal Position	Year	($)	($)		($)(1)		($)(1)		($)		($)		($)
Jay L. Schottenstein Chairman	2006	$710,482 (2)	None		None		$40,626	(3)	None		$2,998	(7)	$754,106

Heywood Wilansky President and Chief Executive Officer	2006	$1,044,711	None		$1,304,995	(5)	$4,627,142	(6)	$546,674	(4)	$53,339	(7)	$7,576,861

James A. McGrady EVP, Chief Financial Officer, Treasurer and Secretary	2006	$513,750	$63,998	(8)	None		$247,662	(9)	$136,002	(8)	$39,749	(7)	$1,001,161

Jed L. Norden Executive Vice President and Chief Administrative Officer	2006	$509,615	$46,665	(10)	$194,050	(11)	$801,606	(12)	$133,335	(10)	$35,544	(7)	$1,720,815

Julia A. Davis Executive Vice President and General Counsel	2006	$326,923	$63,332	(13)	None		$93,986	(14)	$86,668	(13)	$30,246	(7)	$601,155

Steven E. Miller Senior Vice President and Controller	2006	$275,961	$83,999	(15)	None		$92,071	(16)	$66,001	(15)	$30,364	(7)	$548,396

(1)	Represents the dollar amount recognized for financial statement reporting purposes with respect to fiscal year 2006 for the fair value of stock awards and option awards granted to each of the NEOs, in 2006 as well as prior fiscal years, in accordance with SFAS 123 (revised 2004) Share-Based Payment (“SFAS No. 123R”). For additional information on the valuation assumptions with respect to the 2006 grants, refer to Note 3, Stock Based Compensation, in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended February 3, 2007 as filed with the SEC on April 5, 2007.

(2)	Includes the amount of $455,666, which represents the salary paid to Mr. Schottenstein directly by DSW in fiscal 2006 for service as DSW’s Chief Executive Officer and Chairman.

(3)	On September 7, 2006, Mr. Schottenstein was granted stock options covering 41,700 DSW Class A Common Shares by the DSW Board of Directors, which vest 20% on each of the first five anniversaries of the grant date and have a fair market value of $40,626 for fiscal year 2006.

(4)	Under the Company’s annual incentive plan, Mr. Wilansky earned a cash incentive award of $546,674 for fiscal year 2006 performance.

(5)	On November 5, 2004, Mr. Wilansky was granted 250,000 RSUs. The RSUs vest in three equal installments on November 5th in each of 2005, 2006 and 2007, do not have voting or dividend rights and may be settled only in cash. $1,304,995 represents the fiscal year 2006 cash payment.

(6)	On February 4, 2003, Mr. Wilansky was granted 250,000 stock options which vest 20% on each of the first five anniversaries of the grant date and have a fair market value of $63,344 for fiscal year 2006.

On February 4, 2004, Mr. Wilansky was granted 100,000 SARs which vest 20% on each of the first five anniversaries of the grant date and have a fair market value of $754,457 for fiscal year 2006.

On November 5, 2004, Mr. Wilansky was granted 360,000 SARs which vest 33.33% on each of the first three anniversaries of the grant date and have a fair market value of $1,579,750 for fiscal year 2006.

On November 5, 2004, Mr. Wilansky was granted 570,000 performance-based SARs considered to be a three-year, front-loaded grant. The performance-based SARs were scheduled to vest on the eighth anniversary of the grant date, subject to an accelerated vesting provision based on the attainment of two specified performance objectives. On May 6, 2005 and April 20, 2006, the performance objectives were met and the performance-based SARs vested fully. $2,229,591 represents the fair market value of the performance-based SARs for fiscal year 2006.

(7)	The amounts shown in this column are comprised of the items set forth in the following table:

		Car			Life Insurance
	Cash	Allowance		Tax	Premiums/	401(k)
	Perquisite	/Fuel	Country	Gross-	Executive	Matching
Name	Allowance	Card	Club	up	Physicals	Contributions	Total
Jay L. Schottenstein						$2,998	$2,998
Heywood Wilansky	$50,962	$1,597			$780		$53,339
James A. McGrady		$21,212	$6,285	$2,687	$769	$8,796	$39,749
Jed L. Norden		$23,144			$3,019	$9,381	$35,544
Julia A. Davis		$21,004			$496	$8,746	$30,246
Steven E. Miller		$20,692			$965	$8,707	$30,364

(8)	Under the Company’s annual incentive plan, Mr. McGrady earned a cash incentive award of $136,002 for fiscal year 2006 performance. In addition, Mr. McGrady was granted a discretionary cash bonus of $63,998 for fiscal 2006.

(9)	On February 3, 2002, Mr. McGrady was granted 540,000 stock options which vest 20% on each of the first five anniversaries of the grant date and have a fair market value of $127,264 for fiscal year 2006.

On June 28, 2005, Mr. McGrady was granted stock options covering 20,000 DSW Class A Common Shares by the DSW Board of Directors, which vest 20% on each of the first five anniversaries of the grant date and have a fair market value of $55,287 for fiscal year 2006.

On March 29, 2006, Mr. McGrady was granted 40,000 SARs which vest 50% on the second anniversary of the grant date and 50% on the third anniversary of the grant date and have a fair market value of $65,111 for fiscal year 2006.

(10)	Under the Company’s annual incentive plan, Mr. Norden earned a cash incentive award of $133,335 for fiscal year 2006 performance. In addition, Mr. Norden was granted a discretionary cash bonus of $46,665 for fiscal 2006.

(11)	On January 30, 2006, Mr. Norden was granted 30,000 RSUs. The RSUs vest in three equal installments on January 30th in each of 2007, 2008 and 2009, do not have voting or dividend rights and may be settled only in cash. $194,050 represents the fiscal year 2006 cash payment.

(12)	On September 10, 2003, Mr. Norden was granted 150,000 SARs which vest 20% on each of the first five anniversaries of the grant date and have a fair market value of $727,006 for fiscal year 2006.

On January 30, 2006, Mr. Norden was granted 30,000 SARs which vest 33.33% on each of the first three anniversaries of the grant date and have a fair market value of $74,600 for fiscal year 2006.

(13)	Under the Company’s annual incentive plan, Ms. Davis earned a cash incentive award of $86,668 for fiscal year 2006 performance. In addition, Ms. Davis was granted a discretionary cash bonus of $63,332 for fiscal 2006.

(14)	On March 14, 2003, Ms. Davis was granted 40,000 stock options which vest 20% on each of the first five anniversaries of the grant date and have a fair market value of $3,687 for fiscal year 2006.

On June 28, 2005, Ms. Davis was granted stock options covering 15,000 DSW Class A Common Shares by the DSW Board of Directors which vest 20% on each of the first five anniversaries of the grant date and have a fair market value of $41,466 for fiscal year 2006.

On March 29, 2006, Ms. Davis was granted 30,000 SARs which vest 50% on the second anniversary of the grant date and 50% on the third anniversary of the grant date and have a fair market value of $48,833 for fiscal year 2006.

(15)	Under the Company’s annual incentive plan, Mr. Miller earned a cash incentive award of $66,001 for fiscal year 2006 performance. In addition, Mr. Miller was granted a discretionary cash bonus of $83,999 for fiscal 2006.

(16)	On July 23, 2002, Mr. Miller was granted 20,000 stock options which vest 20% on each of the first five anniversaries of the grant date and have a fair market value of $1,772 for fiscal year 2006.

On June 28, 2005, Mr. Miller was granted stock options covering 15,000 DSW Class A Common Shares by the DSW Board of Directors, which vest 20% on each of the first five anniversaries of the grant date and have a fair market value of $41,466 for fiscal year 2006.

On March 29, 2006 Mr. Miller was granted 30,000 SARs which vest 50% on the second anniversary of the grant date and 50% on the third anniversary of the grant date and have a fair market value of $48,833 for fiscal year 2006.

FISCAL YEAR 2006 GRANTS OF PLAN-BASED AWARDS

							All Other	All Other
							Stock	Option		Closing
			Award				Awards:	Awards:		Market	Grant Date
			Date (if				Number	Number of	Exercise or	Price of	Fair Value
			different	Estimated Possible Payouts Under Non-			of Shares	Securities	Base Price	Common	of Stock and
			from	Equity Incentive Plan Awards			of Stock	Underlying	of Option	Shares on	Option
			Grant	Threshold	Target	Maximum	or Units	Options	Awards	Grant Date	Awards
Name	Grant Date		Date)	($)	($)	($)	(#)	(#)	($/Sh)	($/Sh)	($) (1)
Jay L. Schottenstein Chairman	9/7/2006							41,700 (2)	$27.80	$27.80	$487,506

Heywood Wilansky President and Chief Executive Officer				$512,500	$1,025,000	$2,050,000

James A. McGrady	3/29/2006							40,000	$14.33 (3)	$14.58	$209,728
Executive Vice				$127,500	$255,000	$510,000
President, Chief Financial Officer, Treasurer and Secretary

Jed L. Norden	1/30/2006	(4)	1/20/2006					30,000	$12.75 (3)	$12.90	$309,798
Executive Vice				$125,000	$250,000	$500,000
President and Chief	1/30/2006	(4)	1/20/2006				30,000 (5)				$382,500
Administrative Officer

Julia A. Davis	3/29/2006							30,000	$14.33 (3)	$14.58	$157,296
Executive Vice
President and General				$81,250	$162,500	$325,000
Counsel

Steven E. Miller	3/29/2006							30,000	$14.33 (3)	$14.58	$157,296
Senior Vice President				$61,875	$123,750	$247,500
and Controller

(1)	Represents the dollar amount for the fair value of stock awards and option awards granted to each of the NEOs in fiscal 2006 in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the 2006 grants, refer to Note 3, Stock Based Compensation, in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended February 3, 2007 as filed with the SEC on April 5, 2007.

(2)	Represents stock options covering DSW Class A Common Shares issued to Mr. Schottenstein by the DSW Board of Directors under the DSW Inc. 2005 Equity Incentive Plan.

(3)	The exercise price is equal to the average of the high and the low sales price of the Company’s common shares on the date of grant.

(4)	The Compensation Committee approved the grant of Mr. Norden’s RSUs and SARs at its meeting held on January 20, 2006. The grant date of such awards was set by the Compensation Committee as January 30, 2006, which was the first business day after the effective date of Mr. Norden’s promotion to Executive Vice President and Chief Administrative Officer of Retail Ventures.

(5)	Represents RSUs granted to Mr. Norden during fiscal 2006. The RSUs do not have voting or dividend rights and may be settled only in cash.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2006

							Stock Awards
	Option Awards						Number	Market
	Number of						of Shares	Value of
	Securities		Number of				or Units of	Shares or
	Underlying		Securities				Stock	Units of
	Unexercised		Underlying		Option		That Have	Stock That
	Options		Unexercised Options		Exercise	Option	Not	Have Not
	(#)		(#)		Price	Expiration	Vested	Vested
Name	Exercisable		Unexercisable		($)	Date	(#)(6)	($)(7)
Jay L. Schottenstein Chairman			41,700	(1)	$27.80	09/07/16

Heywood Wilansky	150,000	(2)	100,000	(2)	$1.99	02/04/13
President and Chief	60,000	(3)	40,000	(3)	$6.00	02/02/14
Executive Officer			120,000	(4)	$6.18	11/05/14	83,334	$1,682,513

James A. McGrady	30,000	(2)			$9.94	08/09/10
Executive Vice President, Chief	5,000	(2)			$4.48	08/29/11
Financial Officer,	216,000	(2)			$4.50	02/03/12
Treasurer and	4,000	(1)	16,000	(1)	$19.00	06/28/15
Secretary			40,000	(5)	$14.33	03/29/16

Jed L. Norden	30,000	(3)	60,000	(3)	$4.50	09/10/13
Executive Vice	10,000	(4)	20,000	(4)	$12.75	01/29/16
President and Chief							20,000	$403,800
Administrative Officer

Julia A. Davis	16,000	(2)	8,000	(2)	$1.63	03/14/13
Executive Vice	3,000	(1)	12,000	(1)	$19.00	06/28/15
President and			30,000	(5)	$14.33	03/29/16
General Counsel

Steven E. Miller	8,000	(2)			$8.75	09/11/10
Senior Vice	1,600	(2)			$4.48	08/29/11
President and	12,000	(2)	4,000	(2)	$2.35	07/23/12
Controller	3,000	(1)	12,000	(1)	$19.00	06/28/15
			30,000	(5)	$14.33	03/29/16

(1)	DSW Class A Common Shares issued by the DSW Board of Directors to the NEO that vest over five years on each of the first five anniversaries of the grant date and have a term of ten years.

(2)	Stock options issued to the NEO that vest over five years on each of the first five anniversaries of the grant date and have a term of ten years.

(3)	SARs issued to the NEO that vest over five years on each of the first five anniversaries of the grant date and have a term of ten years.

(4)	SARs issued to the NEO that vest over three years on each of the first three anniversaries of the grant date and have a term of ten years.

(5)	SARs issued to the NEO that vest over three years, 50% at the end of year two and 50% at the end of year three, and have a term of ten years.

(6)	RSUs issued to the NEO vest over a three year period as to one-third at the end of each year commencing with the date of grant. Mr. Wilansky’s RSUs were granted on November 5, 2004 and Mr. Norden’s RSUs were granted on January 29, 2006.

(7)	Market value of RSUs is calculated by multiplying the closing market price of RVI’s common shares at the end of fiscal year 2006 by the total number of RSUs that had not vested as of such date.
FISCAL YEAR 2006 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
			Number of
	Number of		Shares or Units	Value
	Shares Acquired	Value Realized	Acquired on	Realized on
	on Exercise	On Exercise	Vesting	Vesting
Name	(#)	($)	(#)(1)	($)(1)
Jay L. Schottenstein Chairman	50,000	$97,000

Heywood Wilansky	405,000 (2)	$3,950,550
President and Chief Executive			83,333	$1,304,995
Officer

James A. McGrady Executive Vice President, Chief Financial Officer, Treasurer and Secretary

Jed L. Norden Executive Vice President and Chief Administrative Officer			10,000	$194,050

Julia A. Davis Executive Vice President and General Counsel

Steven E. Miller Senior Vice President and Controller

(1)	No common shares were issued or acquired upon the vesting and exercise of the RSUs. The RSUs are settled for cash only and have no voting or dividend rights. The value realized upon vesting of RSUs is calculated by multiplying the number of RSUs vested by the average of the high and low sales price of the Company’s common shares on the vesting date.

(2)	No common shares were issued or acquired upon exercises of SARs. Mr. Wilansky received cash equal to the amount of the gain represented by the difference between the average of the high and low sales price of RVI’s common shares on NYSE on the date of exercise and the strike price of the SARs.
Potential Termination and Change of Control Payments
As described above under “Compensation Discussion and Analysis — Agreements with Key Executives,” the NEOs (other than Mr. Schottenstein) have employment agreements with the Company that entitle them to receive benefits and payments if their employment terminates under certain circumstances. The NEOs are also entitled to receive certain benefits or payments upon a change in control of the Company, including acceleration of the vesting of outstanding option awards under the 2000 Plan, which benefit is available to all plan participants.
The estimated value of the potential payments and benefits that would be received by each NEO in the event of termination of employment or a change in control of the Company are presented in the table below and are calculated as if the respective termination event occurred on February 3, 2007 and our common share price was $20.19, the closing price of our common shares on February 2, 2007, the last trading day of fiscal 2006. The actual amounts to be paid out will only be determinable at the time of such executive’s termination.

	Involuntary
	Termination
	Without
	Cause or
	Voluntary
	Termination
	for Good	Change in
Named Executive Officer	Reason (1)	Control
Heywood Wilansky
– Salary Continuation (2)	$2,562,500	$6,300,000
– Benefits Continuation (3)	$13,248	$13,248
– Accelerated Vesting of Equity (4)	$2,592,493	$5,751,293

James A. McGrady
– Salary Continuation (2)	$510,000	$0
– Benefits Continuation (3)	$6,167	$0

Jed L. Norden
– Salary Continuation (5)	$1,000,000	$0
– Benefits Continuation (3)	$6,167	$0
– Accelerated Vesting of Equity(6)	$1,097,700	$0

Julia A. Davis
– Salary Continuation (2)	$325,000	$0
– Accelerated Vesting of Equity(7)	$148,480	$148,480

Steven E. Miller
– Salary Continuation (2)	$275,000	$0
– Benefits Continuation (3)	$8,832	$0
– Accelerated Vesting of Equity (7)	$71,360	$71,360

(1)	Voluntary Termination for Good Reason applies to Mr. Wilansky’s Employment Agreement only and includes a three month look forward accelerated vesting provision.

(2)	The amount reported for “Salary Continuation” reflects the continued payment of base salary for a period of at least 12 months at the rate then in effect on the NEO’s date of termination. Mr. Wilansky’s amount reflects the continued payment for 18 months after the end of the current employment agreement.

(3)	The amount reported for “Benefits Continuation” reflects the cost of maintaining health care coverage for a period of at least 12 months at the coverage level in effect as of the NEO’s date of termination. Mr. Wilansky’s amount reflects the continuation of benefit coverage for 18 months after the end of the current employment agreement. The cost of maintaining health care coverage is calculated as the difference between the Company’s cost of providing the benefits less the amount the NEO paid for such benefits as of the NEO’s date of termination.

(4)	The amount reported for “Accelerated Vesting of Equity” reflects the intrinsic value of unvested stock options that would vest during the three months following Mr. Wilansky’s date of termination. In the event of a change in control, the amount reported for “Accelerated Vesting of Equity” reflects the intrinsic value of all unvested stock options, SARs and RSUs.

(5)	The amount reported for “Salary Continuation” reflects the continued payment of base salary for a period through January 29, 2009 at the rate then in effect on the NEO’s date of termination.

(6)	The amount reported for “Accelerated Vesting of Equity” reflects the intrinsic value of unvested SARs granted prior to January 29, 2006 that would vest during the one year following Mr. Norden’s date of termination or change in control. In addition, the amount includes the intrinsic value of all unvested stock options and the SARs and RSUs granted on January 29, 2006.

(7)	The amount reported for “Accelerated Vesting of Equity” reflects the intrinsic value of unvested stock options, SARs and RSUs that would vest during the one year following the NEO’s date of termination. In the event of a change in control, the amount reported for “Accelerated Vesting of Equity” reflects the intrinsic value of all unvested stock options and the SARs and RSUs that would vest during the one year following the date of the change in control.
Compensation of Directors
Our Compensation Committee reviews director compensation and makes recommendations to our Board of Directors regarding such compensation.
Each of Messrs. Aaron, Ring, Sonnenberg and Weisman and Ms. Eveillard is paid an annual retainer of $30,000 and receive an additional $20,000 annually for each committee on which he or she serves. Each of Messrs. Diamond, Sonnenberg and Weisman do not receive any compensation for serving as members of the Community Affairs Committee. In addition, Messrs. Aaron, Deshe, Diamond, Ring, Sonnenberg and Weisman and Ms. Eveillard receive a quarterly board meeting fee of $5,000 so long as they attend at least one board meeting during that quarter. In 2006, each of Messrs. Aaron, Sonnenberg and Weisman and Ms. Eveillard also received $20,000 for their services on a special committee of the Board of Directors (the “Special Committee”). The Special Committee was formed in order to review and evaluate proposals relating to the issuance of PIES and restructuring of the Company’s existing credit facilities and to make recommendations to the full Board of Directors with respect to any such proposals. During fiscal 2006, Mr. Ring received $10,000 (one-half of his committee fee) for service on the Strategic Committee. No other Committee members received fees for service on the Strategic Committee. All members of our Board of Directors are reimbursed for reasonable costs and expenses incurred in attending meetings of our Board of Directors and its committees.
Each of Messrs. Aaron, Ring, Sonnenberg and Weisman and Ms. Eveillard are automatically granted options each quarter to purchase 2,500 of the Company’s common shares under the Company’s 2000 Plan. Options are granted on the first day of each fiscal quarter. Each option is granted for a period of ten years. Options become exercisable on the first anniversary of the date of grant.
FISCAL YEAR 2006 DIRECTOR COMPENSATION

	Fees Earned or	Stock	Option
	Paid in Cash	Awards	Awards		Total
Name	($)	($) (1)	($) (1)		($)
Henry L. Aaron	$130,000	None	$82,065	(3)	$212,065
Ari Deshe	$20,000	None	None		$20,000
Jon P. Diamond	$20,000	None	None		$20,000
Elizabeth M. Eveillard	$130,000	None	$82,065	(3)	$212,065
Lawrence J. Ring	$120,000	None	$78,149	(3)	$198,149
Harvey L. Sonnenberg	$130,000	$50,004 (2)	$82,065	(3)	$262,069
James L. Weisman	$130,000	None	$82,065	(3)	$212,065

(1)	Represents the dollar amount recognized for financial statement reporting purposes with respect to fiscal year 2006 for the fair value of stock awards and option awards granted to each of the directors, in 2006 as well as prior fiscal years, in accordance with SFAS 123R. For additional information on the valuation assumptions with respect to the fiscal 2006 grants, refer to Note 3, Stock Based Compensation, in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended February 3, 2007 as filed with the SEC on April 5, 2007.

(2)	RSUs for DSW Class A Common Shares were issued by the DSW Board of Directors for services provided by Mr. Sonnenberg as a director of DSW. The grant date fair market value of the RSUs is $50,004. As of February 3, 2007, 4,849 RSUs held by Mr. Sonnenberg were outstanding.

(3)	Each independent director received 2,500 stock options, which vest over one year, on each of the following dates: January 30, 2006, May 1, 2006, July 31, 2006 and October 30, 2006, which had grant date fair market values of $19,106, $24,313, $24,710 and $23,711, respectively. As of February 3, 2007, the directors had the following number of RVI common shares underlying stock options: Mr. Aaron, 38,500; Ms. Eveillard, 30,000; Mr. Ring, 16,500; Mr. Sonnenberg, 35,000 and Mr. Weisman, 35,000.
Equity Compensation Plan Information
The following table sets forth additional information as of February 3, 2007 about our common shares that may be issued upon the exercise of outstanding options and other rights under our existing equity compensation plans and arrangements. The information includes the number of common shares covered by, and the weighted average exercise price of, outstanding options, warrants and other rights and the number of common shares remaining available for future grants, excluding the common shares to be issued upon exercise of outstanding options, warrants and other rights.

Number of securities
	Number of securities		remaining available for
	to be issued upon	Weighted-average	issuance under equity
	exercise of	exercise price of	compensation plans
	outstanding options,	outstanding options,	(excluding securities
Plan Category	warrants and rights	warrants and rights	reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	2,312,443	$7.24	5,625,753	(2)
Equity compensation plans not approved by security holders	N/A	N/A	N/A

	2,312,443	$7.24	5,625,753

(1)	Equity compensation plans approved by shareholders include the 1991 Plan and the 2000 Plan.

(2)	The number of common shares remaining available for issuance under the 2000 Plan includes the common shares underlying outstanding SARs included in column (a) as such SARs do not reduce the number of available common shares until the Company elects to exercise the Option Price Protection Provision. No further common shares may be granted under the 1991 Plan, excluding the common shares to be issued upon exercise of outstanding options, warrants and other rights.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Procedures for Review of Related Party Transactions
In December 2003, our board of directors approved written guidelines for the approval of related party transactions, which gives our Audit Committee the power to approve or disapprove potential related party transactions, as described below. The guidelines for approval of related party transactions are available in print (without charge) to any shareholder upon request. The guidelines for approval of related party transactions provide for the review, approval or ratification of any related party transaction that we are required to report under this section of the proxy statement.
For purposes of these guidelines, a “related party transaction” is any transaction to which the Company or any of its subsidiaries is a party and in which any of the following persons has a direct or indirect interest:
(1) a director, director nominee, or officer of the Company;
(2) a shareholder of the Company who owns more than five percent (5%) of any class of the Company’s voting securities;
(3) a member of the immediate family of any person described in (1) or (2) above; and
(4) an entity in which any person described in (1), (2) or (3) above has a greater than ten percent (10%) equity interest.
In determining whether to approve a related party transaction, the Audit Committee considers the following factors, to the extent relevant:
•	Is the transaction in the normal course of the Company’s business?

•	Are the terms of the transaction fair to the Company?

•	Are the terms of the transaction commercially reasonable? Are the terms of the transaction substantially the same as the terms that the Company would be able to obtain in an arms-length transaction with an unrelated third party?

•	Has the Company obtained an independent appraisal or completed a financial analysis of the transaction? If so, what are the results of such appraisal or analysis?

•	Is the transaction in the best interests of the Company? The Company’s shareholders?
Based on an analysis of these factors (and other additional factors that the Audit Committee may deem relevant based on the circumstances), the Audit Committee takes formal action to either approve or reject the related party transaction.
Real Estate Leases and Subleases with SSC and Affiliates
The Company leases stores and warehouses under various arrangements with our majority shareholder, SSC, and its affiliates. Such leases expire through 2024 and in most cases provide for renewal options. Generally, the Company is required to pay real estate taxes, maintenance, insurance and additional contingent rentals based on aggregate sales in excess of specified levels.
The Company has several leasing agreements with SSC and its affiliates. As of May 4, 2007, the Company leases four store locations owned by SSC under a Master Lease Agreement. Additionally, the Company leases or subleases from SSC, or affiliates of SSC, 42 store locations, four warehouse facilities, one office space and a parcel of land. The minimum rent for these leases is set forth below with additional contingent rents based on aggregate sales in excess of specified levels for the store locations. Leases and subleases with related parties are for initial periods generally ranging from five to twenty years, provide for renewal options and require the Company to pay real estate taxes, maintenance and insurance.
The Company believes that each lease entered into with SSC or its affiliates is on terms at least as favorable to the Company as could be obtained in an arm’s-length transaction with an unaffiliated third party.
During the last fiscal year, the Company expensed approximately $20.8 million in related party rent expense.
Future minimum lease payments required under the aforementioned leases, exclusive of real estate taxes, insurance and maintenance costs, as of February 3, 2007 are as follows:

Fiscal Year	Minimum Payments
(in thousands)
2007	$25,483
2008	24,438
2009	23,710
2010	22,401
2011	21,401
Future Years	138,495

Total	$255,928
SSC operates a chain of furniture stores, five of which operate in separate space subleased from the Company. Three of these furniture store subleases (the “Furniture Subleases”) are for a term concurrent with the respective lease between the Company and a third party landlord. These Furniture Subleases provide for the payment by SSC of base rent and other charges in amounts at least equal to its pro rata share based on square footage and its pro rata share of any percentage rent based on its gross sales. Two additional furniture store subleases are for periods shorter than the Company’s lease. For fiscal 2006, SSC paid to the Company an aggregate of approximately $1.1 million pursuant to these subleases.
Merchandise Transactions with SSC and Affiliates
The Company purchases merchandise from affiliates of SSC. SSC and some of its affiliates manufacture, import, wholesale and license apparel as their principal business. The members of the Company’s merchandising staff use these sources and make their purchasing decisions in the same manner as with unaffiliated sources. Any merchandise purchased from such sources is on terms at least as favorable to the Company as could be obtained in an arm’s-length transaction with an unaffiliated third party. Total purchases by the Company from SSC and other affiliates for fiscal 2006 were approximately $4.8 million, representing 0.3% of our total purchases during the fiscal year.
Corporate Services Agreement with SSC
The Company receives services from SSC pursuant to a Corporate Services Agreement (as amended) between the Company and its wholly-owned subsidiaries and SSC. The agreement sets forth the costs of shared services, including specified legal, real estate and administrative services. As of February 3, 2007, the only services the Company receives pursuant to this agreement pertain to real estate and administrative services. The Company believes that it is able to obtain such services at a cost which is equal to or below the cost of providing such services internally or obtaining such services from unaffiliated third parties. For fiscal 2006, the Company paid SSC or its affiliates an aggregate of approximately $1.4 million for such services.
In prior years, the Corporate Services Agreement had provided for participation by the Company in a self-insurance program maintained by SSC. Under this program, the Company was self-insured for purposes of personal injury and property damage, motor vehicle and Ohio workers’ compensation claims up to various specified amounts, and for casualty losses up to $100,000. The Company terminated its participation in this self-insurance program in fiscal 2003. While the Company no longer participates in the program, it continues to remain responsible for liabilities it incurred under the program. For fiscal 2006, the Company paid SSC a total of approximately $0.2 million for claims, adjustments and administrative costs relating to prior years. The Company’s current insurance arrangements for personal injury and property damage, motor vehicle and Ohio workers’ compensation claims are with unrelated third parties.
Debt Agreements and Warrants
Introduction
On October 8, 2003, the Company reorganized its corporate structure into a holding company form whereby RVI, an Ohio Corporation, became the successor issuer to Value City Department Stores, Inc. As a result of the reorganization, Value City Department Stores, Inc. became a wholly-owned subsidiary of RVI. In connection with the reorganization, holders of common shares of Value City Department Stores, Inc. became holders of an identical number of common shares of RVI. The reorganization was effected by a merger which was previously approved by Value City Department Stores, Inc.’s shareholders. Since October 2003, RVI’s common shares have been listed for trading under the ticker symbol “RVI” on NYSE.
In December 2004, the Company completed another corporate reorganization whereby Value City Department Stores, Inc. merged with and into Value City Department Stores LLC (“VCDS” or “Value City”), a newly created, wholly-owned subsidiary of RVI. In connection with this reorganization, Value City transferred all the issued and outstanding shares of DSW and Filene’s Basement to RVI in exchange for a promissory note.
On July 5, 2005, DSW completed an IPO of 16,171,875 Class A Common Shares sold at a price to the public of $19.00 per share and raising net proceeds of $285.8 million, net of the underwriters’ commission and before expenses of approximately $7.8 million. As of February 3, 2007, Retail Ventures owned Class B Common Shares of DSW representing approximately 63.0% of DSW’s outstanding Common Shares and approximately 93.2% of the combined voting power of such shares. DSW is a controlled subsidiary of Retail Ventures and its Class A Common Shares are traded on the New York Stock Exchange under the symbol “DSW.” Retail Ventures accounted for the sale of DSW as a capital transaction. Associated with this transaction, a deferred tax liability of $65.5 million was recorded.

On June 11, 2002, Value City Department Stores, Inc., together with certain other principal subsidiaries of Retail Ventures, entered into a refinancing that consisted of three separate credit facilities (collectively, the “Prior Credit Facilities”): (i) a three-year $350 million revolving credit facility (subsequently increased to $425 million), (the “June 2002 Revolving Credit Facility”), (ii) two $50 million term loan facilities (collectively, the “Term Loans”) initially provided equally by Cerberus and SSC, and (iii) an amended and restated $75 million senior subordinated convertible loan (the “Convertible Loan”), initially entered into on March 15, 2000, which was held equally by Cerberus and SSC. Prior to their amendment in July 2005 discussed below, these Prior Credit Facilities were guaranteed by Retail Ventures and substantially all of its subsidiaries, including DSW. These Prior Credit Facilities were also subject to an Intercreditor Agreement, which provided for an established order of payment of obligations from the proceeds of collateral upon default (the “Intercreditor Agreement”).
On July 5, 2005, Retail Ventures amended, or amended and restated, the Prior Credit Facilities, including certain facilities under which DSW had rights and obligations as a co-borrower and co-guarantor, and replaced them with an aggregate $475.0 million of financing that consists of three separate credit facilities each of which remained outstanding as of February 3, 2007: (i) a four-year amended and restated $275.0 million revolving credit facility (the “VCDS Revolving Loan”) under which Value City, Retail Ventures and certain wholly-owned subsidiaries of Retail Ventures (other than DSW and DSW Shoe Warehouse, Inc., a wholly owned subsidiary of DSW (“DSWSW”)) are co-borrowers or co-guarantors, (ii) a five-year $150.0 million revolving credit facility (the “DSW Revolving Loan”) under which DSW and DSWSW are co-borrowers and co-guarantors, and (iii) an amended and restated $50.0 million senior non-convertible loan facility, which is held equally by Cerberus and SSC (the “Non-Convertible Loan”), under which Value City is the borrower and Retail Ventures and certain wholly-owned subsidiaries of Retail Ventures (other than DSW and DSWSW) are co-guarantors.
On August 16, 2006, Retail Ventures issued $125 million of 6.625% Mandatorily Exchangeable Notes due September 15, 2011, or PIES. On September 15, 2006, Retail Ventures closed on the exercise by the sole underwriter of its entire option to purchase an additional aggregate principal amount of $18,750,000 of PIES. RVI used a portion of the net proceeds of the offering to repay an intercompany note due to Value City, and Value City used such proceeds and other funds to repay $49.5 million of the outstanding principal amount of the Non-Convertible Loan.
Amendment to Term Loans
Pursuant to the July 2005 Fourth Amendment to Financing Agreement, (i) DSW was released from its obligations as a co-borrower under the Term Loans, (ii) Value City repaid all the Term Loan indebtedness, and (iii) Retail Ventures amended the outstanding Term Loan Warrants to provide SSC, Cerberus and Back Bay Capital Funding, L.P. (“Back Bay”) the right, from time to time, in whole or in part, to (A) acquire Retail Ventures Common Shares at the then current conversion price (subject to the existing anti-dilution provisions), (B) acquire from Retail Ventures Class A Common Shares of DSW at an exercise price per share equal to the price of shares sold to the public in DSW’s IPO (subject to anti-dilution provisions similar to those in the existing Term Loan Warrants), or (C) acquire a combination thereof. Effective November 23, 2005, Back Bay transferred and assigned its Term Loan Warrants to Millennium Partners, L.P. Although Retail Ventures does not intend or plan to undertake a spin-off of its DSW Common Shares to Retail Ventures’ shareholders, in the event that Retail Ventures does effect such a spin-off in the future, the holders of outstanding unexercised Term Loan Warrants will receive the same number of DSW Class A Common Shares that they would have received had they exercised their Term Loan Warrants in full for Retail Ventures Common Shares immediately prior to the record date of such spin-off, without regard to any limitations on exercise contained in the Term Loan Warrants. Following the completion of any such spin-off, the Term Loan Warrants will be exercisable solely for Retail Ventures Common Shares.

Amendment and Restatement of Convertible Loan
$50 Million Second Amended and Restated Senior Loan Agreement — The Non-Convertible Loan
Pursuant to the Non-Convertible Loan, (i) DSW was released from its obligations as a co-guarantor, (ii) Value City repaid $25 million of the Convertible Loan, (iii) the remaining $50 million Convertible Loan was converted into a non-convertible loan, (iv) the capital stock of DSW held by Retail Ventures continues to secure the Non-Convertible Loan, and (v) Retail Ventures issued to SSC and Cerberus the Conversion Warrants which will be exercisable from time to time until the later of June 11, 2007 and the repayment in full of Value City’s obligations under the Non-Convertible Loan. The maturity date of the Non-Convertible Loan is June 10, 2009 and it is not eligible for prepayment until June 10, 2007. Under the Conversion Warrants, SSC and Cerberus will have the right, from time to time, in whole or in part, to (i) acquire Retail Ventures Common Shares at the conversion price referred to in the Non-Convertible Loan (subject to existing anti-dilution provisions), (ii) acquire from Retail Ventures Class A Common Shares of DSW at an exercise price per share equal to the price of the shares sold to the public in DSW’s IPO (subject to anti-dilution provisions similar to those in the existing Term Loan Warrants held by SSC and Cerberus), or (iii) acquire a combination thereof. Although Retail Ventures does not intend or plan to undertake a spin-off of its DSW Common Shares to Retail Ventures’ shareholders, in the event that Retail Ventures does effect such a spin-off in the future, the holders of outstanding unexercised Conversion Warrants will receive the same number of DSW Common Shares that they would have received had they exercised their Conversion Warrants in full for Retail Ventures Common Shares immediately prior to the record date of such spin-off, without regard to any limitations on exercise contained in the Conversion Warrants. Following the completion of any such spin-off, the Conversion Warrants will be exercisable solely for Retail Ventures Common Shares.
On August 16, 2006, the Non-Convertible Loan was amended and restated for a third time whereby the Company (i) paid $49.5 million of the then aggregate $50.0 million outstanding balance, (ii) secured the remaining $0.5 million balance with cash collateral accounts, (iii) pledged DSW Common Shares sufficient for the exercise of the Conversion Warrants, and (iv) obtained a release of the capital stock of DSW held by Retail Ventures used to secure the Non-Convertible Loan. The final maturity date is the earlier of (i) June 10, 2009 or (ii) the date that the Conversion Warrants held by the lenders, are exercised.
$143,750,000 Premium Income Exchangeable SecuritiesSM (PIES)
On August 10, 2006, Retail Ventures announced the pricing of its 6.625% Mandatorily Exchangeable Notes due September 15, 2011, or PIES in the aggregate principal amount of $125,000,000. The closing of the transaction took place on August 16, 2006. On September 15, 2006, Retail Ventures closed on the exercise by the sole underwriter of its entire option to purchase an additional aggregate principal amount of $18,750,000 of PIES.
The $143,750,000 PIES bear a coupon at an annual rate of 6.625% of the principal amount, payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, commencing on December 15, 2006 and ending on September 15, 2011. Except to the extent RVI exercises its cash settlement option, the PIES are mandatorily exchangeable, on the maturity date, into Class A Common Shares of DSW, no par value per share, which are issuable upon exchange of DSW Class B Common Shares, no par value per share, beneficially owned by RVI. On the maturity date, each holder of the PIES will receive a number of DSW Class A Common Shares per $50.00 principal amount of PIES equal to the “exchange ratio” described in the RVI prospectus filed with the SEC on August 11, 2006, or if RVI elects, the cash equivalent thereof or a combination of cash and DSW Class A Common Shares. The exchange ratio is equal to the number of DSW Class A Common Shares determined as follows: (i) if the applicable market value of DSW Class A Common Shares equals or exceeds $34.95, the exchange ratio will be 1.4306 shares; (ii) if the applicable market value of DSW Class A Common Shares is less than $34.95 but greater than $27.41, the exchange ratio will be between 1.4306 and 1.8242 shares; and (iii) if the applicable market value of DSW Class A Common Shares is less than or equal to $27.41, the exchange ratio will be 1.8242 shares, subject to adjustment as provided in the PIES. The maximum aggregate number of DSW Class A Common Shares deliverable upon exchange of the PIES is 5,244,575 DSW Class A Common Shares, subject to adjustment as provided in the PIES.
RVI used a portion of the net proceeds of the offering to repay the approximately $49.7 million remaining balance of an intercompany note due to Value City, and Value City used such proceeds and other funds to repay $49.5 million of the outstanding principal amount of its $50.0 million Non-Convertible Loan, together with fees and expenses. Restricted cash of $0.5 million is held for the remaining balance of the Non-Convertible Loan. The balance of the net proceeds was applied for general corporate purposes, which included the repayment of approximately $36.5 million of borrowings under the VCDS Revolving Loan.
The embedded exchange feature of the PIES is accounted for as a derivative, which is recorded at fair value with changes in fair value in the statement of operations. Accordingly, the accounting for the embedded derivative addresses the variations in the fair value of the obligation to settle the PIES when the market value exceeds or is less than the threshold appreciation price. The fair value of the conversion feature at the date of issuance of $11.7 million was equal to the amount of the discount of the PIES and will be amortized into interest expense over the term of the PIES.
During fiscal 2006, the Company recorded a charge related to the change in fair value of the conversion feature of the PIES from the date of issuance to February 3, 2007 of $51.1 million. As of February 3, 2007, the fair value liability recorded for the conversion feature was $62.8 million as estimated using the Black-Scholes pricing model with the following assumptions: risk-free rate of 5.2%, expected life of 4.6 years, expected volatility of 39.7% and an expected dividend yield of 0.0%.
Warrants
As a result of the previously discussed Credit Facilities’ modifications made on July 5, 2005, the detached Term Loan Warrants and detached Conversion Warrants with dual optionality qualified as derivatives under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS No. 133”). Due to the modifications, the fair values of the Term Loan Warrants and Conversion Warrants (together, the “Warrants”) have been recorded on the balance sheet within current liabilities. Prior to July 5, 2005, the Term Loan Warrants were recorded on the balance sheet within equity. The difference of $20.1 million between the book value of the Warrants and the fair value at the time the Warrants were modified was reclassified to a liability and was recorded to common shares. The Conversion Warrants liability is for the full amount of their fair value as a result of the modifications and a non-cash charge has been recorded within the Consolidated Statement of Operations. For fiscal 2006, the Company recorded a charge of $124.8 million for the change in fair value of Warrants. No tax benefit has been recognized in connection with this charge. These derivative instruments do not qualify for hedge accounting under SFAS No. 133, therefore, changes in the fair values are recognized in earnings in the period of change. The Term Loan Warrants expire on June 11, 2012 while the Conversion Warrants expire on June 10, 2009.
Retail Ventures estimates the fair values of derivatives based on the Black-Scholes Pricing Model using current market rates and records all derivatives on the balance sheet at fair value. The fair market value of derivative instruments was $216.4 million at February 3, 2007. As the Warrants may be exercised for either common shares of

RVI or common shares of DSW owned by RVI, the settlement of the Warrants will not result in a cash outlay by the Company.
The $156.5 million value ascribed to the Conversion Warrants was estimated as of February 3, 2007 using the Black-Scholes Pricing Model with the following assumptions: risk-free interest rate of 4.9%; expected life of 2.4 years; expected volatility of 44.1% and an expected dividend yield of 0.0%.
The $59.9 million value ascribed to the Term Warrants was estimated as of February 3, 2007 using the Black-Scholes Pricing Model with the following assumptions: risk-free interest rate of 4.8%; expected life of 5.4 years; expected volatility of 44.1% and an expected dividend yield of 0.0%. As the Warrants may be exercised for either common shares of Retail Ventures or common shares of DSW owned by Retail Ventures, the settlement of the Warrants will not result in a cash outlay by the Company.
During fiscal 2006, Retail Ventures issued 7,000,000 of their common shares at an exercise price of $4.50 per share to Cerberus in connection with the exercise of a portion of its outstanding Conversion Warrants. In connection with these exercises, Retail Ventures received $31.5 million and reclassified $78.8 million from the warrant liability to paid in capital during fiscal 2006.
A summary of outstanding warrants as of May 4, 2007 follows:

	Cerberus(a)	SSC	Other Holders	Total
Exchangeable for RVI Common Stock

New Term Warrants	2,074,169	2,074,169	264,788	4,413,126
Conversion Warrants	1,333,333	8,333,333	—	9,666,666

	3,407,502	10,407,502	264,788	14,079,792

Exchangeable for DSW Common Stock

New Term Warrants	328,915	328,915	41,989	699,819
Conversion Warrants	315,790	1,973,685	—	2,289,475

	644,705	2,302,600	41,989	2,989,294

(a)	Each of the Cerberus warrants, however, provides that in no event shall such warrant be exercisable to the extent that the issuance of RVI common shares upon exercise, after taking into account the RVI common shares then owned by Cerberus and its affiliates, would result in the beneficial ownership by Cerberus and its affiliates of more than 9.99% of the RVI common shares outstanding immediately after giving effect to such exercise.
Agreements with DSW
Agreements Relating to DSW’s Separation from the Company
In connection with DSW’s IPO, the Company and DSW entered into agreements governing various interim and ongoing relationships between them. These agreements include:
•	a master separation agreement;

•	a shared services agreement and other intercompany arrangements;

•	a tax separation agreement;

•	an exchange agreement; and

•	a footwear fixture agreement.
Master Separation Agreement
The master separation agreement contains key provisions relating to the separation of DSW’s business from the Company. The master separation agreement requires DSW to exchange information with the Company, follow certain accounting practices and resolve disputes with the Company in a particular manner. DSW also agreed to maintain the confidentiality of certain information and preserve available legal privileges. The master separation agreement also contains provisions relating to the allocation of the costs of DSW’s IPO, indemnification, non-solicitation of employees and employee benefit matters.
Under the master separation agreement, DSW agreed to effect up to one demand registration per calendar year of its Common Shares, whether Class A or Class B, held by Retail Ventures, if requested by Retail Ventures. DSW has also granted Retail Ventures the right to include Retail Ventures’ Common Shares of DSW in an unlimited number of other registrations of such shares initiated by DSW or on behalf of DSW’s other shareholders.
Shared Services Agreement and Other Intercompany Arrangements
Under the shared services agreement, effective as of January 30, 2005, DSW provides services to several subsidiaries of the Company relating to planning and allocation support, distribution services and outbound transportation management, site research, lease negotiation, store design and construction management. The Company provides DSW with services relating to import administration, risk management, tax, logistics and inbound transportation management, legal services, financial services, shared benefits administration and payroll and will maintain insurance for DSW and for its directors, officers and employees.
The initial term of the shared services agreement will expire at the end of fiscal 2007, and the agreement will be extended automatically for additional one-year terms unless terminated by one of the parties. The Company and DSW paid approximately $10.5 million and $13.1 million, respectively, for fiscal 2006 under the shared services agreement.
On December 5, 2006, Retail Ventures, Retail Ventures Services, Inc., Value City and Filene’s Basement, collectively the “RVI Entities”, entered into an IT Transfer and Assignment Agreement (the “IT Transfer Agreement”) with Brand Technology Services LLC, a subsidiary of DSW (“BTS”). Under the terms of the IT Transfer Agreement, the RVI Entities transferred certain information technology contracts to BTS. The IT Transfer Agreement was effective as of October 29, 2006.
Also, on December 5, 2006, we entered into an Amended and Restated Shared Services Agreement with DSW, effective as of October 29, 2006 (the “Amended Shared Services Agreement”). Under the terms of the Amended Shared Services Agreement, through BTS, DSW provides information technology services to Retail Ventures and its subsidiaries, including Value City and Filene’s Basement. Retail Ventures information technology associates are now employed by BTS. Additionally, DSW agreed with Retail Ventures to include other non-material changes in the Amended Shared Services Agreement.
Prior to and following the DSW IPO, DSW had, and continues to have, the option to use certain administrative and marketing services provided by third party vendors pursuant to contracts between those third party vendors and the Company. DSW reimburses the Company for services provided to

DSW by third party vendors as expenses are incurred. These services are provided to DSW by virtue of its status as a Company affiliate and are unrelated to those delineated in the shared services agreement.
Tax Separation Agreement
DSW has historically been included in the Company’s consolidated group (the “Consolidated Group”) for U.S. federal income tax purposes as well as in certain consolidated, combined or unitary groups which include the Company and/or certain of its subsidiaries (a “Combined Group”) for state and local income tax purposes. The Company entered into a tax separation agreement, effective July 2005, pursuant to which the Company and DSW generally will make payments to each other such that, with respect to tax returns for any taxable period in which DSW or any of its subsidiaries are included in the Consolidated Group or any Combined Group, the amount of taxes to be paid by DSW is determined, subject to certain adjustments, as if DSW and each of its subsidiaries included in the Consolidated Group or Combined Group filed their own consolidated, combined or unitary tax return. The Company prepares pro forma tax returns for DSW with respect to any tax return filed with respect to the Consolidated Group or any Combined Group in order to determine the amount of tax separation payments under the tax separation agreement. DSW has the right to review and comment on such pro forma tax returns.
The Company is exclusively responsible for preparing and filing any tax return with respect to the Consolidated Group or any Combined Group. DSW generally is responsible for preparing and filing any tax returns that include only DSW and its subsidiaries. The Company agreed to undertake to provide these services with respect to DSW’s separate tax returns. For the tax services to be provided to DSW by the Company, DSW pays the Company a monthly fee equal to 50% of all costs associated with the maintenance and operation of the Company’s tax department (including all overhead expenses). In addition, DSW reimburses the Company for 50% of any third party fees and expenses generally incurred by the Company’s tax department and 100% of any third party fees and expenses incurred by the Company’s tax department solely in connection with the performance of the tax services to be provided to DSW.
The Company is primarily responsible for controlling and contesting any audit or other tax proceeding with respect to the Consolidated Group or any Combined Group; provided, however, that, except in cases involving taxes relating to a spin-off, DSW has the right to control decisions to resolve, settle or otherwise agree to any deficiency, claim or adjustment with respect to any item for which DSW is solely liable under the tax separation agreement. Pursuant to the tax separation agreement, DSW has the right to control and contest any audit or tax proceeding that relates to any tax returns that include only DSW and its subsidiaries. The Company and DSW have joint control over decisions to resolve, settle or otherwise agree to any deficiency, claim or adjustment for which the Company and DSW could be jointly liable, except in cases involving taxes relating to a spin-off. Disputes arising between the parties relating to matters covered by the tax separation agreement are subject to resolution through specific dispute resolution provisions.
DSW has been included in the Consolidated Group for periods in which the Company owned at least 80% of the total voting power and value of DSW’s outstanding stock. Following DSW’s IPO in July 2005, DSW is no longer included in the Consolidated Group. Each member of a consolidated group for U.S. federal income tax purposes is jointly and severally liable for the U.S. federal income tax liability of each other member of the consolidated group. Similarly, in some jurisdictions, each member of a consolidated, combined or unitary group for state, local or foreign income tax purposed is jointly and severally liable for the state, local or foreign income tax liability of each other member of the consolidated, combined or unitary group. Accordingly, although the tax separation agreement allocates tax liabilities between the Company and DSW, for any period in which DSW was included in the Consolidated Group or a Combined Group, DSW could be liable in the event that any income tax liability was incurred, but not discharged, by any other member of the Consolidated Group.

The Company has informed DSW that it does not intend or plan to undertake a spin-off of DSW’s common shares to the Company’s shareholders. Nevertheless, the Company and DSW agreed to set forth their respective rights, responsibilities and obligations with respective to any possible spin-off in the tax separation agreement. If the Company were to decide to pursue a possible spin-off, DSW agreed to cooperate and to take any and all actions reasonably requested by the Company in connection with such a transaction. DSW also agreed not to knowingly take or fail to take any actions that could reasonably be expected to preclude the Company’s ability to undertake a tax-free spin-off. In addition, DSW generally would be responsible for any taxes resulting from the failure of a spin-off to qualify as a tax-free transaction to the extent such taxes are attributable to, or result from, any action or failure to act by DSW or certain transactions in DSW common shares (including transactions over which DSW would have no control, such as acquisitions of DSW common shares and the exercise of warrants, options, exchange rights, conversion rights or similar arrangements with respect to DSW common shares) following or preceding a spin-off. DSW would also be responsible for a percentage (based on the relative market capitalizations of DSW and the Company at the time of such spin-off) of such taxes to the extent such taxes are not otherwise attributable to DSW or the Company. The agreements in connection with such spin-off matters last indefinitely. In addition, present and future majority-owned affiliates of Retail Ventures or DSW will be bound by our agreements, unless Retail Ventures or DSW, as applicable, consent to grant a release of an affiliate (such consent cannot be unreasonably withheld, conditioned or delayed), which may limit our ability to sell or otherwise dispose of such affiliates. Additionally, a minority interest participant in a future joint venture, if any, would need to evaluate the effect of the tax separation agreement on such joint venture, and such evaluation may negatively affect its decision whether to participate in such a joint venture. Furthermore, the tax separation agreement may negatively affect our ability to acquire a majority interest in a joint venture.
Exchange Agreement
In connection with the DSW IPO, the Company entered into an exchange agreement with DSW which was effective as of July 2005. In the event that the Company desires to exchange all or a portion of the DSW Class B Common Shares it holds for DSW Class A Shares, DSW agreed to issue to the Company an equal number of duly authorized, validly issued, fully paid and nonassessable DSW Class A Shares in exchange for the Class B Common Shares of DSW held by the Company. The Company may make one or more requests for such exchange, covering all or a part of the Class B Common Shares of DSW that it holds.
Footwear Fixture Agreement
Effective July 2005, the Company entered into an agreement with DSW relating to DSW’s patented footwear display fixtures. DSW agreed to sell the Company, upon its request, the fixtures covered by the patents at the cost associated with obtaining and delivering such fixtures. In addition, DSW agreed to pay the Company a percentage of any net profit it may receive should DSW ever market and sell the fixtures to third parties.
Agreements between DSW and Filene’s Basement for Leased Shoe Departments
Effective as of January 30, 2005, DSW updated and reaffirmed the contractual arrangement with Filene’s Basement related to combination DSW/Filene’s Basement stores. Under the new agreement, DSW has the exclusive right to operate leased shoe departments with 10,000 square feet or more of selling space in Filene’s Basement stores. DSW owns the merchandise, records sales of merchandise net of returns and sales tax, and receives a per-store license fee for use of its name on the stores. DSW pays a percentage of net sales as rent. The employees that supervise the shoe departments are DSW employees who report directly to DSW supervisors. Filene’s Basement provides the fixtures and sales associates. As of February 3, 2007, this agreement pertained to three combination DSW/Filene’s Basement stores. DSW paid approximately $2.9 million in total fees and expenses for fiscal 2006 under this agreement.
Effective as of January 30, 2005, DSW updated and reaffirmed the contractual arrangement with Filene’s Basement related to the smaller leased shoe departments. Under the new agreement, DSW has the exclusive right to operate leased shoe departments with less than 10,000 square feet of selling space in Filene’s Basement stores. DSW owns the merchandise, records sales net of returns and sales tax and provides supervisory assistance in all covered locations. DSW pays a percentage of net sales as rent. Filene’s Basement provides the fixtures and sales associates. As of February 3, 2007, DSW operated leased shoe departments in 27 of these Filene’s Basement stores. DSW paid approximately $8.4 million in total fees and expenses for fiscal 2006 under this agreement.
Agreement between DSW and Filene’s Basement for Atrium Space at DSW’s Union Square Store in Manhattan
Effective as of January 30, 2005, DSW entered into a shared expenses agreement with Filene’s Basement related to the shared atrium space connecting Filene’s Basement’s leased spaced at Union Square and DSW’s Union Square store leased space, and for other expenses related to DSW’s leased space, which are located in the same building in New York, New York. Under that agreement, DSW has agreed to share with Filene’s Basement expenses related to the use and maintenance of the atrium space and to share other expenses related to the operation and maintenance of the Filene’s Basement leased space and the DSW leased space. Filene’s Basement’s and DSW’s respective share of these expenses were immaterial for fiscal 2006.
Registration Rights Agreements
Under the master separation agreement, DSW agreed to effect up to one demand registration per calendar year of DSW common shares, whether Class A or Class B, held by the Company, if requested by the Company. DSW has also granted the Company the right to include the Company’s common shares of DSW in an unlimited number of other registrations of such shares initiated by DSW or on behalf of DSW’s other shareholders.
DSW also entered into a registration rights agreement with Cerberus and SSC, under which it agreed to register in specified circumstances the DSW Class A Shares issued to Cerberus and SSC upon exercise of their warrants for DSW Class A Shares. Under this agreement, each of Cerberus (together with transferees of at least 15% of its interest in registrable DSW common shares) and SSC (together with transferees of at least 15% of its interest in registrable DSW common shares) may request up to five demand registrations with respect to the DSW Class A Shares issued to them upon exercise of their warrants provided that no party may request more than two demand registrations, except that each of Cerberus and SSC may request up to three demand registrations. The agreement also granted Cerberus and SSC the right to include these DSW Class A Shares in an unlimited number of other registrations of any of DSW’s securities initiated by DSW or on behalf of DSW’s other shareholders (other than a demand registration made under the agreement).
Value City Intercompany Note
The DSW common shares held by the Company will continue to secure the $240 million Value City intercompany note made payable by the Company to Value City, which was executed and delivered on January 1, 2005 in connection with the transfer of all the capital stock of DSW and Filene’s Basement by Value City to the Company on that date. The lien granted to Value City on the DSW capital stock held by the Company will be released upon written notice that warrants held by Cerberus, SSC and Millennium Partners are to be exercised in exchange for DSW capital stock held by the Company and to be delivered by the Company upon the exercise of such warrants. The lien will also be released upon repayment of the note in full.
Union Square Store Guaranty by the Company
In January 2004, DSW entered into a lease agreement with an unrelated third party for its Union Square store in Manhattan, New York. In connection with the lease, the Company has agreed to guarantee payment of DSW’s rent and other expenses and charges and the performance of its other obligations. The annual rent payment under the lease was $1.2 million for fiscal 2006.

Intercompany Accounts
Prior to DSW’s IPO, DSW and the Company used intercompany transactions in the conduct of their operations. Under this arrangement, the Company acted as a central processing location for payments for the acquisition of merchandise, payroll, outside services, capital additions and expenses by controlling the payroll and accounts payable activities for all the Company’ subsidiaries, including DSW. DSW transferred cash received from sales of merchandise to cash accounts controlled by the Company. The concentration of cash and the offsetting payments for merchandise, expenses, capital assets and accruals for future payments were accumulated on DSW’s balance sheet in advances to affiliates. The balance of advances to affiliates fluctuated based on DSW’s activities with the Company.
After DSW’s IPO in July 2005, DSW’s intercompany activities became limited to those arrangements set forth in the shared services agreement and the other agreements described in this proxy statement. DSW no longer concentrates its cash from the sale of merchandise into the Company’s accounts but into its own DSW accounts. DSW also pays for its own merchandise, expenses and capital additions from newly established disbursement accounts. Any intercompany payments are made pursuant to the terms of the shared services agreement and other agreements described in this proxy statement.
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
The Company engaged Deloitte & Touche LLP as its independent registered public accountants to audit its consolidated financial statements for fiscal 2006. Services provided by Deloitte & Touche LLP for each of fiscal 2006 and 2005 and the related fees are described under the caption “Audit and Other Service Fees” beginning on page 14 of this proxy statement. The Audit Committee is directly responsible for the appointment, compensation, retention, termination and oversight of the work of the independent auditors, and has the sole responsibility to retain and replace the Company’s independent auditor. As of the date of this proxy statement, the Audit Committee has not yet completed its assessment regarding the selection of the Company’s independent auditors for fiscal 2007. The Company, in selecting its independent auditors for fiscal 2007, will adhere to the applicable laws, regulations and rules concerning auditor independence established by the SEC, NYSE and the Sarbanes-Oxley Act of 2002.
A representative of Deloitte & Touche LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if so desired.
OTHER MATTERS
Shareholder Proposals Pursuant to Rule 14a-8
In order to be considered for inclusion in the proxy statement and form of proxy distributed to shareholders prior to the annual meeting of shareholders in 2008, a shareholder proposal submitted pursuant to SEC Rule 14a-8 must be received by the Company no later than January 19, 2008. Written requests for inclusion should be addressed to: Corporate Secretary, 3241 Westerville Road, Columbus, Ohio 43224. It is suggested that you mail your proposal by certified mail, return receipt requested.
Shareholder Proposals Other Than Pursuant to Rule 14a-8
With respect to any shareholder proposal not submitted pursuant to SEC Rule 14a-8 in connection with the Company’s 2008 annual meeting of shareholders, the proxy for such meeting will confer discretionary authority to vote on such proposal unless (i) the Company is notified of such proposal not later than April 3, 2008, and (ii) the proponent complies with the other requirements set forth in SEC Rule 14a-4.

Communications with the Board of Directors
Shareholders and other interested parties may communicate with the Board of Directors or individual directors (including the non-employee directors as a group or the presiding director) directly by writing to the directors in care of the Secretary of the Company, 3241 Westerville Road, Columbus, Ohio 43224, in an envelope clearly marked “shareholder communication” or “interested party communication,” as applicable. Such communications will be provided promptly and, if requested, confidentially to the specified directors.
General Information
A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SEC ON APRIL 5, 2007, AS THE SAME MAY BE AMENDED, WILL BE SENT TO ANY SHAREHOLDER WITHOUT CHARGE UPON WRITTEN REQUEST ADDRESSED TO INVESTOR RELATIONS DEPARTMENT, 3241 WESTERVILLE ROAD, COLUMBUS, OHIO 43224.
Management knows of no other business which may be properly brought before the Annual Meeting. However, if any other matters shall properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their best judgment on such matters.
IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO FILL IN, SIGN AND RETURN THE PROXY IN THE ENCLOSED STAMPED, SELF-ADDRESSED ENVELOPE.

By Order of the Board of Directors,

/s/ James A. McGrady

James A. McGrady
Executive Vice President, Chief Financial
Officer, Treasurer and Secretary

APPENDIX A
RETAIL VENTURES, INC.
2007 CASH INCENTIVE COMPENSATION PLAN
1.00 PURPOSE AND EFFECTIVE DATE
1.01 Purpose: This Plan is intended to foster and promote the financial success of the Company and Related Entities and to increase shareholder value by [1] providing Participants an opportunity to earn incentive compensation if specified objectives are met and [2] enabling the Company to achieve success by attracting and retaining talented, outstanding employees whose judgment, interest and special efforts the Company wishes to recognize.
1.02 Effective Date: The Plan will be effective upon its adoption by the Board and approval by the affirmative vote of the Company’s shareholders under applicable rules and procedures described in Code §§162(m). Any Award granted before shareholder approval will be null and void if the shareholders do not approve the Plan within the period just described.
2.00 DEFINITIONS
When used in this Plan, the following terms have the meanings given to them in this section unless another meaning is expressly provided elsewhere in this document or clearly required by the context. When applying these definitions and any other word, term or phrase used in this Plan, the form of any word, term or phrase will include any and all of its other forms.
Act. The Securities Exchange Act of 1934, as amended or any successor statute of similar effect even if the Company is not subject to the Act.
Award. A grant made under this Plan consisting of an opportunity to earn a cash bonus if terms and conditions specified in the Award Agreement are met. Notwithstanding any provision contained elsewhere in this Plan, during any calendar year no Participant may receive more than five million dollars ($5,000,000) through this Plan.
Award Agreement. The written or electronic agreement between the Company and each Participant that describes the terms and conditions that must be met if an Award is to be earned. If there is a conflict between the terms of this Plan and the terms of the Award Agreement, the terms of the Plan will govern.
Award Date. The later of [1] the date the Committee establishes the terms of an Award or [2] the date specified in the Award Agreement.
Board. The Company’s board of directors.
Cause. Unless the Committee specifies otherwise in the Award Agreement, with respect to any Participant and subject to any cure provision included in any written agreement between the Participant and the Company:
[1] A material failure to substantially perform his or her position or duties;
[2] Engaging in illegal or grossly negligent conduct that is materially injurious to the Company or any Related Entity;
[3] A material violation of any law or regulation governing the Company or any Related Entity;

[4] Commission of a material act of fraud or dishonesty which has had or is likely to have a material adverse effect upon the Company’s (or any Related Entity’s) operations or financial conditions;
[5] A material breach of the terms of any other agreement (including any employment agreement) with the Company or any Related Entity; or
[6] A breach of any term of this Plan or Award Agreement.
If a Participant Terminates (or is Terminated) for any reason other than Cause and the Company subsequently discovers an act, failure or event that, if known before the Participant’s Termination would have justified a Termination for Cause and that act, event or failure was actively concealed by the Participant and could not have been discovered through reasonable diligence before the Participant Terminated, that Participant will be retroactively treated as having been Terminated for Cause.
Code. The Internal Revenue Code of 1986, as amended or superseded after the Effective Date and any applicable rulings or regulations issued under the Code.
Committee. The Board’s Compensation Committee which also constitutes a “compensation committee” within the meaning of Treas. Reg. §1.162-27(c)(4). The Committee will be comprised of at least three persons [1] each of whom is [a] an outside director, as defined in Treas. Reg. §1.162-27(e)(3)(i) and [b] a “non-employee” director within the meaning of Rule 16b-3 under the Act and [2] none of whom may receive remuneration from the Company or any Related Entity in any capacity other than as a director, except as permitted under Treas. Reg. §1.162-27(e)(3)(ii).
Company. Retail Ventures, Inc., an Ohio corporation, and any and all successors to it.
Covered Officer. Those employees whose compensation is subject to limited deductibility under Code §162(m) as of the last day of any calendar year ending with or within any Performance Period.
Disability. Unless the Committee specifies otherwise in the Award Agreement, the Participant’s inability with a reasonable accommodation, to perform his or her duties on a full-time basis for a period of more than six consecutive calendar months beginning before Termination due to a physical or mental infirmity.
Employee. Any person who, on any applicable date, is a common law employee of the Company or any Related Entity. A worker who is classified as other than a common law employee but who is subsequently reclassified as a common law employee of the Company for any reason and on any basis will be treated as a common law employee only from the date that reclassification occurs and will not retroactively be reclassified as an Employee for any purpose of this Plan.
Participant. Any Employee to whom an Award has been granted.
Performance Criteria. The criteria described in Section 5.01.
Performance Period. The period over which the Committee will determine if applicable Performance Criteria have been met.
Plan. The Retail Ventures, Inc. 2007 Cash Incentive Compensation Plan.
Related Entity. Any corporation, partnership or other form of unincorporated entity [1] of which the Company owns, directly or indirectly, 50 percent or more of the total combined voting power of all classes of stock, if the entity is a corporation, or of the capital or profits interest, if the entity is a partnership or another form of unincorporated entity or [2] which owns 50 percent or more of the total combined voting power of all classes of the Stock.
Retirement. The date a Participant Terminates on or after reaching age 65 and completing at least five years of service.
Stock. The common stock, without par value, issued by the Company or any security issued by the Company in substitution, exchange or in place of these shares.
Termination or Terminated. Unless the Committee specifies otherwise in the Award Agreement, [1] cessation of the employee-employer relationship between a Participant and the Company and all Related Entities for any reason or [2] with respect to a Participant who is an Employee of a Related Entity, a severance or diminution of the Company’s direct or indirect ownership after which that entity is no longer a Related Entity and after which that person is not an Employee of the Company or any entity that then is a Related Entity. However, [3] a Termination will not have occurred while the Participant is absent from active employment for a period of not more than three months (or, if longer, the period during which reemployment rights are protected by law, contract or written agreement, including the Award Agreement, between the Participant and the Company) due to illness, military service or other leave of absence approved by the Committee and [4] in the Committee’s discretion, a Termination will not have occurred for the duration of a pending Performance Period if a Participant’s status is changed from Employee to a consultant or independent contractor during a Performance Period established before that status change occurred.
3.00 PARTICIPATION
3.01 Participation.
[1] Consistent with the terms of the Plan and subject to Section 3.02, the Committee will [a] decide which Employees will be granted Awards and [b] specify the type of Award to be granted and the terms upon which an Award will be granted and may be earned.
[2] The Committee may establish different terms and conditions [a] for each Award, [b] for each Participant receiving the same type of Award and [c] for the same Participants for each Award the Participant receives.
[3] The Committee (or the Board, as appropriate) also may amend the Plan and the Award Agreement without any additional consideration to affected Participants to the extent necessary to avoid penalties arising under Code §409A, even if those amendments reduce, restrict or eliminate rights granted under the Plan or Award Agreement (or both) before those amendments.
[4] Unless permitted by Code §409A, no Award subject to Code §409A will be granted under this Plan to any person who is performing services only for an entity that is not an affiliate of the Company within the meaning of Code §414(b) and (c).
3.02 Conditions of Participation. By accepting an Award, each Participant agrees:
[1] To be bound by the terms of the Award Agreement and the Plan and to comply with other conditions imposed by the Committee; and
[2] That the Committee (or the Board, as appropriate) may amend the Plan and the Award Agreement without any additional consideration to the extent necessary to avoid penalties arising under Code §409A, even if those amendments reduce, restrict or eliminate rights granted under the Plan or Award Agreement (or both) before those amendments.

4.00 ADMINISTRATION
4.01 Committee Duties. The Committee is responsible for administering the Plan and has all powers appropriate and necessary to that purpose. Consistent with the Plan’s objectives, the Committee may adopt, amend and rescind rules and regulations relating to the Plan, to the extent appropriate to protect the Company’s and any Related Entity’s interests, and has complete discretion to make all other decisions (including whether a Participant has incurred a Disability) necessary or advisable for the administration and interpretation of the Plan. Any action by the Committee will be final, binding and conclusive for all purposes and upon all persons.
4.02 Delegation of Ministerial Duties. In its sole discretion, the Committee may delegate any ministerial duties associated with the Plan to any person (including Employees) that it deems appropriate. However, the Committee may not delegate any duties it is required to discharge under Code §162(m).
4.03 Award Agreement. At the time an Award is made, the Committee will prepare and deliver an Award Agreement to each affected Participant. The Award Agreement:
[1] Will describe the Award and when and how it may be earned;
[2] To the extent different from the terms of the Plan, will describe [a] any conditions that must be met before the Award may be earned, including Performance Criteria and [b] any other applicable terms and conditions affecting the Award.
5.00 AWARDS
5.01 Performance Criteria.
[1] The Performance Criteria upon which the payment of an Award to a Covered Officer that is intended to qualify as “performance-based compensation” under Code §162(m) will be based on one or more (or a combination of) the following Performance Criteria and may be applied solely with reference to the Company (and/or any Related Entity) or relatively between the Company (and/or any Related Entity) and one or more unrelated entities:
[a] Net earnings or net income (before or after taxes);
[b] Earnings per share;
[c] Net sales or revenue growth;
[d] Net operating profit;
[e] Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales or revenue);
[f] Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity and cash flow return on investment);
[g] Earnings before or after taxes, interest, depreciation and/or amortization;
[h] Gross or operating margins;
[i] Productivity ratios;
[j] Share price (including, but not limited to, growth measures and total shareholder return);

[k] Expense targets;
[l] Margins;
[m] Operating efficiency;
[n] Market share;
[o] Customer satisfaction;
[p] Working capital targets; and
[q] Economic value added (net operating profit after tax minus the sum of capital multiplied by the cost of capital).
[2] Performance Criteria upon which the payment of an Award to Participants who are not Covered Officers may be based on one or more (or a combination of) the Performance Criteria listed in Section 5.01 or on other factors the Committee believes are relevant and appropriate.
[3] Different Performance Criteria may be applied to individual Participants or to groups of Participants and, as specified by the Committee, may be based on the results achieved [a] separately by the Company or any Related Entity, [b] any combination of the Company and Related Entities or [c] any combination of segments, products or divisions of the Company and Related Entities.
[4] The Committee:
[a] Will make appropriate adjustments to Performance Criteria to reflect the effect on any Performance Criteria of any stock dividend or stock split affecting Stock, recapitalization (including, without limitation, the payment of an extraordinary dividend), merger, consolidation, combination, spin-off, distribution of assets to shareholders, exchange of shares or similar corporate change. Also, the Committee will make a similar adjustment to any portion of a Performance Criteria that is not based on Stock but which is affected by an event having an effect similar to those just described.
[b] May make appropriate adjustments to Performance Criteria to reflect a substantive change in a Participant’s job description or assigned duties and responsibilities.
[5] Performance Criteria will be established in an Award Agreement [a] as soon as administratively practicable after established but [b] in the case of Covered Officers, no later than the earlier of [i] 90 days after the beginning of the applicable Performance Period; or [ii] the expiration of 25 percent of the applicable Performance Period.
5.02 Earning Awards. Subject to any terms, restrictions and conditions specified in the Plan or the Award Agreement, as of the end of each Performance Period, the Committee will certify to the Board the extent to which each Participant has or has not met his or her Performance Criteria. Awards will be:
[1] Forfeited, if Performance Criteria have not been met at the end of the Performance Period; or
[2] To the extent that related Performance Criteria have been met, subject to Section 5.03, valued and distributed in a single lump sum cash payment, in the form specified in the Award Agreement, no later than the fifteenth (15th) day of the third (3rd) month beginning after the end of the calendar year or the Company’s fiscal year (whichever is later) during which or with which the applicable Performance Period ends.

5.03 Deferral of Distribution. Each Participant may direct the Company to defer payment of all or any portion of his or her Award by electing to have that amount [1] credited to his or her account under any nonqualified deferred compensation plan [as defined in Section 201(2) of the Employee Retirement Income Security Act of 1974, as amended] maintained by the Company and designated by the Committee as an appropriate repository for these deferrals or any successor plan and [2] distributed under the terms of that plan. This election must be made at a time and in a manner that complies with Code §409A.
5.04 Effect of Termination.
[1] Termination Other Than For Death or Disability. Unless otherwise provided in the Award Agreement, and except in the case of a Termination on account of death or Disability, no Award will be paid to a Participant who Terminates before the end of a Performance Period.
[2] Termination Because of Death or Disability. Unless otherwise provided in the Award Agreement, a prorated Award will be paid to a Participant (or to his or her Beneficiary) who Terminates on account of death or Disability but only if the Performance Criteria applicable to that Performance Period are met at the end of that Performance Period. The amount paid will equal the Award the Disabled or dead Participant would have received had his or her employment not Terminated before the end of the Performance Period multiplied by the number of days between the beginning of the Performance Period during which the Termination occurred on account of death or Disability and divided by the total number of days in that Performance Period. This amount, if any, will be paid at the same time and in the same manner as the Award would have been paid if the Disabled or dead Participant had not Terminated.
6.00 AMENDMENT, MODIFICATION AND TERMINATION OF PLAN
The Board or the Committee may terminate, suspend or amend the Plan at any time without shareholder approval except to the extent that shareholder approval is required to satisfy applicable requirements imposed by [1] Rule 16b-3 under the Act, or any successor rule or regulation, [2] applicable requirements of the Code or [3] any securities exchange, market or other quotation system on or through which the Company’s securities are listed or traded. Also, no Plan amendment may [4] result in the loss of a Committee member’s status as a “non-employee director” as defined in Rule 16b-3 under the Act, or any successor rule or regulation, with respect to any employee benefit plan of the Company, [5] cause the Plan to fail to meet requirements imposed by Rule 16b-3 or [6] without the consent of the affected Participant (and except as specifically provided otherwise in this Plan or the Award Agreement) adversely affect any Award granted before the amendment, modification or termination. However, nothing in this section will restrict the Committee’s right to amend the Plan and any Award Agreements without any additional consideration to affected Participants to the extent necessary to avoid penalties arising under Code §409A, even if those amendments reduce, restrict or eliminate rights granted under the Plan or Award Agreement (or both) before those amendments.
7.00 MISCELLANEOUS
7.01 Assignability. Except as described in this section, an Award may not be transferred except by will or the laws of descent and distribution.
7.02 Beneficiary Designation. Each Participant may name a Beneficiary or Beneficiaries (who may be named contingently or successively) to receive or to exercise any Award that becomes payable on account of or after the Participant’s death. Each designation made will revoke all prior designations made by the same Participant, must be made on a form prescribed by the Committee and will be effective only when filed in writing with the Committee. If a Participant has not made an effective Beneficiary designation, the deceased Participant’s Beneficiary will be his or her surviving spouse or, if none, the deceased Participant’s estate. The identity of a Participant’s designated Beneficiary will be based only on the information included in the latest beneficiary designation form completed by the Participant and will not be inferred from any other evidence.
7.03 No Guarantee of Continuing Services. Nothing in the Plan may be construed as:
[1] Interfering with or limiting the right of the Company or any Related Entity to Terminate any Employee’s employment at any time;
[2] Conferring on any Participant any right to continue as an Employee of the Company or any Related Entity;
[3] Guaranteeing that any Employee will be selected to be a Participant; or
[4] Guaranteeing that any Participant will receive any future Awards.
7.04 Tax Withholding. The Company will withhold from the Award or from other amounts owed to the Participant an amount sufficient to satisfy federal, state and local withholding tax requirements on any Award.
7.05 Indemnification. Each individual who is or was a member of the Committee or of the Board will be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be made a party or in which he or she may be involved by reason of any action taken or not taken under the Plan as a Committee or Board member and against and from any and all amounts paid, with the Company’s approval, by him or her in settlement of any matter related to or arising from the Plan as a Committee or Board member or paid by him or her in satisfaction of any judgment in any action, suit or proceeding relating to or arising from the Plan against him or her as a Committee or Board member, but only if he or she gives the Company an opportunity, at its own expense, to handle and defend the matter before he or she undertakes to handle and defend it in his or her own behalf. The right of indemnification described in this section is not exclusive and is independent of any other rights of indemnification to which the individual may be entitled under the Company’s organizational documents, by contract, as a matter of law or otherwise. The foregoing right of indemnification is not exclusive and is independent of any other rights of indemnification to which the person may be entitled under the Company’s organizational documents, by contract, as a matter of law or otherwise.
7.06 No Limitation on Compensation. Nothing in the Plan is to be construed to limit the right of the Company to establish other plans or to pay compensation to its employees or directors, in cash or property, in a manner not expressly authorized under the Plan.
7.07 Requirements of Law. The grant of Awards and the issuance of shares of Stock will be subject to all applicable laws, rules and regulations and to all required approvals of any governmental agencies or national securities exchange, market or other quotation system.
7.08 Governing Law. The Plan, and all agreements hereunder, will be construed in accordance with and governed by the laws (other than laws governing conflicts of laws) of the State of Ohio.
7.09 No Impact on Benefits. Plan Awards are incentives designed to promote the objectives described in Section 1.00. Also, Awards are not compensation for purposes of calculating a Participant’s rights under any employee benefit plan that does not specifically require the inclusion of Awards in calculating benefits.

Appendix B
RETAIL VENTURES, INC.
3241 Westerville Road, Columbus, Ohio 43224

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS – JUNE 13, 2007
THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned shareholder of Retail Ventures, Inc. (the “Company”) hereby appoints Heywood Wilansky, James A. McGrady and Julia A. Davis, or any one of them, as attorneys and proxies with full power of substitution to each, to vote all common shares of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at The Regency Hotel, 540 Park Ave., New York, New York 10021, on Wednesday, June 13, 2007, at 10:00 a.m. Eastern Daylight Savings Time, and at any adjournment or postponement thereof, with all of the powers such undersigned shareholder would have if personally present, for the following purposes:
1. Election of the following Directors:
Henry L. Aaron
Ari Deshe
Jon P. Diamond
Elizabeth M. Eveillard
Lawrence J. Ring
Jay L. Schottenstein
Harvey L. Sonnenberg
James L. Weisman
Heywood Wilansky
☐ FOR ALL NOMINEES          ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES
(Instruction: To withhold authority for one or more nominees, write each such nominee’s name on the line below.)

2. Approval of the Retail Ventures, Inc. 2007 Cash Incentive Compensation Plan.
☐ FOR          ☐ AGAINST          ☐ ABSTAIN
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THE COMMON SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NAMED NOMINEES FOR DIRECTOR AND FOR THE APPROVAL OF THE RETAIL VENTURES, INC. 2007 CASH INCENTIVE COMPENSATION PLAN. IF ANY OTHER MATTERS ARE PROPERLY BROUGHT BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF, OR IF A NOMINEE FOR ELECTION AS A DIRECTOR NAMED IN THE PROXY STATEMENT IS UNABLE TO SERVE OR FOR GOOD REASON WILL NOT SERVE, THE COMMON SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS OR FOR SUCH SUBSTITUTE NOMINEE(S) AS THE DIRECTORS MAY RECOMMEND.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders, dated May 18, 2007, the Proxy Statement of the Company furnished therewith and the Company’s 2006 Annual Report to Shareholders which includes the Company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2007. Any proxy heretofore given to vote the common shares which the undersigned is entitled to vote at the Annual Meeting is hereby revoked.
PLEASE COMPLETE, SIGN AND DATE THIS PROXY BELOW AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Dated:	, 2007

Signature

Signature

Signature(s) shall agree with the name(s) printed on this Proxy. If shares are registered in two names, both shareholders should sign this Proxy. If signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If the shareholder is a corporation, please sign in full corporate name by an authorized officer. If the shareholder is a partnership or other entity, please sign that entity’s name by authorized person. (Please note any change of address on this Proxy.)